UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☒ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

SUNTRUST BANKS, INC.

(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

To the Shareholders of SunTrust Banks, Inc.

The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Suite 105 on the Atrium level of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, 30308 on Tuesday, April 26, 2016, at 9:30 a.m. local time, for the following purposes:

1.	To elect 11 directors nominated by the Board of Directors to serve until the next annual meeting of shareholders and until their respective successors have been elected,

2.	To approve, on an advisory basis, the Company’s executive compensation, and

3.	To ratify the appointment of Ernst & Young LLP as our independent auditor for 2016.

Only shareholders of record at the close of business on February 17, 2016 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

For your convenience, we will offer an audio webcast of the meeting. If you choose to listen to the webcast, go to investors.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our Investor Relations website beginning the afternoon of April 26. Please note that you will not be able to vote your shares via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described below prior to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Raymond D. Fortin,

Corporate Secretary

March 14, 2016

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 26, 2016. The 2016 Proxy Statement and the 2015 Annual Report to Shareholders for the year ended December 31, 2015 are also available at www.proxydocs.com/sti.

IMPORTANT NOTICE: Whether or not you plan to attend the Annual Meeting, please vote your shares: (1) via a toll-free telephone call, (2) via the internet, or (3) if you received a paper copy of this proxy statement, by completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided. If you hold shares of common stock through a broker or other nominee, your broker or other nominee will vote your shares for you if you provide instructions on how to vote your shares. In the absence of instructions, your broker can only vote your shares on certain limited matters, but will not be able to vote your shares on other matters (including the election of directors). It is important that you provide voting instructions because brokers and other nominees do not generally have authority to vote your shares for the election of directors without instructions from you.

PROXY SUMMARY	1

Proxy Statement and Solicitation	1

NOMINEES FOR DIRECTORSHIP (ITEM 1)	3

Board Committees and Attendance	5
Membership by Director	5

Membership by Committee	5
2015 Director Compensation	7

CORPORATE GOVERNANCE	8

EXECUTIVE OFFICERS	15

EXECUTIVE COMPENSATION	17

Compensation Discussion and Analysis	17
Compensation Committee Report	31
Equity Compensation Plans	31
2015 Summary Compensation Table	32
2015 Grants of Plan-Based Awards	33

Outstanding Equity Awards at December 31, 2015	34
Option Exercises and Stock Vested in 2015	35
2015 Pension Benefits Table	36
2015 Nonqualified Deferred Compensation Table	38
2015 Potential Payments Upon Termination or Change in Control	39

ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 2)	42

RATIFICATION OF INDEPENDENT AUDITOR (ITEM 3)	44

Audit Fees and Related Matters	43
Audit and Non-Audit Fees	43
Audit Committee Policy for Pre-Approval of Independent Auditor Services	43

Ratification of Independent Auditor	44
Audit Committee Report	44

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT, AND PRINCIPAL SHAREHOLDERS	45

OTHER INFORMATION	46

Webcast of Annual Meeting	46
Record Date and Shares Outstanding	46
Voting Your Shares	46
Quorum and Voting	46

Shareholder Proposals for Next Year’s Meeting	47
Attending the Meeting and Other Matters	47
Householding	47

SUNTRUST BANKS, INC.

303 PEACHTREE STREET, N.E.

ATLANTA, GEORGIA 30308

PROXY STATEMENT

2016 ANNUAL MEETING OF SHAREHOLDERS

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

Date and Time: April 26, 2016 at 9:30 AM

Place: SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Suite 105, Atlanta, Georgia, 30308

Record Date: February 17, 2016

Audio Webcast: investors.suntrust.com

How to Vote:
online at www.investorvote.com/STI
calling toll-free from the United States, U.S. territories and Canada at 1-800-652-VOTE (8683)
returning the proxy card BY MAIL
or attending the meeting to vote IN PERSON

SunTrust at a Glance

General[1]	Governance	Compensation

• 1,401 branches • $191 billion total assets • 24,043 teammates[2] • NYSE: STI	• all independent directors other than CEO • lead independent director • all directors elected annually • majority vote standard in bylaws • 8 of 10 independent director nominees joined since 2010.	• strong clawback policies • share ownership and retention requirements • 70% of NEO target long-term compensation is at risk • double-triggers required for Change-in- Control severance

[1]	as of December 31, 2015.

[2]	full-time equivalent employees

Meeting Agenda and Voting Recommendation

Proxy Statement and Solicitation

The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. in connection with the Annual Meeting of Shareholders of SunTrust to be held in Suite 105 on the Atrium level of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, 30308, on Tuesday, April 26, 2016, at 9:30 a.m. local time. We are first mailing this proxy statement and the enclosed proxy to our shareholders on or about March 14, 2016. We will bear the cost of soliciting proxies. SunTrust has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $10,000 plus expenses. Proxies may also be solicited by our employees. Proxies may be solicited in person, by physical and electronic mail, and by telephone call.

SunTrust Banks, Inc. - 2016 Proxy Statement	1

Proxy Summary

Proposal	Board’s Recommendation	Page Reference
1. Election of 11 Directors	FOR EACH	3
2. Advisory Vote To Approve Executive Compensation	FOR	42
3. Ratification of Independent Auditor	FOR	44

Director Nominees (Proposal No. 1, page 3)

Each director nominee is elected annually by a majority of votes cast. See pages 3-4 of this proxy statement for more information.

Director	Age	Since	Tenure	Independent	Committees
Dallas S. Clement	50	2015	0	✓	AC, GN
Paul R. Garcia	63	2014	1	✓	CC, RC
M. Douglas Ivester	68	1998	17	✓	EC, GN, RC
Kyle Prechtl Legg	64	2011	4	✓	AC, CC,* EC
Donna S. Morea	61	2012	3	✓	CC, RC
David M. Ratcliffe	67	2011	4	✓	CC, EC, RC*
William H. Rogers, Jr.	58	2011	4	CEO	EC*
Frank P. Scruggs, Jr.	64	2013	2	✓	CC, RC
Bruce L. Tanner	57	2015	0	✓	GN, RC
Thomas R. Watjen	61	2010	5	✓	AC,* EC, GN
Dr. Phail Wynn, Jr.	68	2004	11	✓	AC, EC, GN*

AC	Audit Committee	EC	Executive Committee
CC	Compensation Committee	GN	Governance and Nominating Committee
*	Committee Chair	RC	Risk Committee

Advisory Vote to Approve Executive Compensation (Proposal No. 2, page 42)

Our shareholders have the opportunity to cast a non-binding advisory vote to approve our executive compensation. We recommend that you review our Compensation Discussion and Analysis, which begins on page 17 for a description of the actions and decisions of the Compensation Committee of the Board during 2015 regarding our compensation programs, as well as the accompanying compensation tables and related narrative. We are pleased that last year our shareholders approved executive compensation by more than 90% of votes cast. The Board of Directors recommends a vote FOR the proposal.

Ratification of the Independent Auditor (Proposal No. 3, page 44)

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2007. Shareholders are being asked to ratify the appointment of Ernst & Young by the Audit Committee for 2016.

The Board of Directors recommends a vote FOR the proposal.

2	SunTrust Banks, Inc. - 2016 Proxy Statement

Nominees for Directorship (Item 1)

Nominees for Directorship (Item 1)

Upon the recommendation of its Governance and Nominating Committee, the Board nominated the following 11 persons for election as directors at the Annual Meeting in 2016: Dallas S. Clement, Paul R. Garcia, M. Douglas Ivester, Kyle Prechtl Legg, Donna S. Morea, David M. Ratcliffe, William H. Rogers, Jr., Frank P. Scruggs, Jr., Bruce L. Tanner, Thomas R. Watjen, and Phail Wynn, Jr. Each of the 11 persons nominated for election, if elected, is expected to serve until next year’s annual meeting of shareholders and until their successor is elected and qualified. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board recommends. The Board has no reason to believe that any nominee will be unable or decline to serve as a director.

The number of shares of common stock beneficially owned by each nominee for director is listed under the heading “Stock Ownership of Directors, Management and Principal Shareholders” on page 45.

Below is a description of each nominee, the director’s age, the year in which the person first became a director of SunTrust, and a brief description of the experience, attributes, and skills considered by the Governance and Nominating Committee and the Board. Except for Mr. Rogers, our CEO, none of the nominees or directors is employed by SunTrust or any affiliate of SunTrust. Robert M. Beall, II, David H. Hughes, and William A. Linnenbringer will retire from the Board following this year’s meeting.

Dallas S. Clement, 50, has been a director since 2015. He is Executive Vice President and Chief Financial Officer of Cox Enterprises, responsible for its treasury, financial reporting and control, as well as tax, audit and financial planning and analysis functions. Previously, he served as Executive Vice President and Chief Financial Officer for Cox Automotive, the largest automotive marketplace and leading provider of software solutions to auto dealers throughout the U.S. He presently serves on the board of the BitAuto, and previously served on the board of Unwired Planet.

Mr. Clement’s financial and business experience, including service as a CFO of a large customer-facing company with significant technology operations, well qualifies him to serve on our Board.

Paul R. Garcia, 63, has been a director since 2014. Mr. Garcia is the retired Chairman and CEO of Global Payments Inc., a leading provider of credit card processing, check authorization, and other electronic payment processing services. Mr. Garcia also serves as a director of The Dun & Bradstreet Corporation and West Corporation. Previously, he served on the board of Mastercard International.

Mr. Garcia’s extensive knowledge of and experience in the payment services and financial services industries, and his service as a Chairman and CEO of a publicly-traded company, well qualify him to serve on our Board.

M. Douglas Ivester, 68, has been a director since 1998 and has been our Lead Director since 2009. He is President of Deer Run Investments, LLC. From 1997 until 2000, Mr. Ivester was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company. Mr. Ivester spent more than 20 years with The Coca-Cola Company and held such positions as Chief Financial Officer and President and Chief Operating Officer, where he was responsible for running the company’s global business. Previously, he served as a director of S1 Corporation and Georgia-Pacific Corporation.

Mr. Ivester’s long and varied business career, including service as Chairman and CEO of a large, publicly-traded company and deep financial and accounting experience gained while serving as a Chief Financial Officer, well qualify him to serve on our Board.

Kyle Prechtl Legg, 64, has been a director since 2011. She is the former Chief Executive Officer of Legg Mason Capital Management (LMCM). Ms. Legg has more than 30 years of professional experience in the investment industry. At LMCM, she built a leading global equity investment management business serving high-end institutional clients, including some of the world’s largest sovereign wealth funds, domestic and foreign company pension plans, corporate funds, endowments, and foundations. Ms. Legg is also a director of OMAM plc, Brown Advisory Funds and previously served as a director of the Eastman Kodak Company.

Ms. Legg’s deep investment, financial, and executive leadership experience, including experience with a regulated financial institution, well qualify her to serve on our Board.

Donna S. Morea, 61, has been a director since 2012. Ms. Morea is a nationally recognized executive in IT professional services management with over 30 years of experience. From May 2004 until her retirement at the end of 2011, Ms. Morea served as President of CGI Technology and Solutions, Inc., a wholly-owned U.S. subsidiary of CGI Group, one of the largest independent information technology firms in North America. In that role, she led CGI’s IT and business process services in the US and India for large enterprises in financial services, healthcare, telecommunications and government. She previously served on CGI Group’s board of directors and presently serves on the board of Science Applications International Corporation, a publicly-traded firm which provides technical, engineering, and enterprise information technology services. She also served as the Chair of the Northern Virginia Technology Council, with over 1000 member organizations.

SunTrust Banks, Inc. - 2016 Proxy Statement	3

Nominees for Directorship (Item 1)

Ms. Morea’s management experience and information technology expertise well qualify her to serve on our Board.

David M. Ratcliffe, 67, has been a director since 2011. Mr. Ratcliffe retired in December 2010 as Chairman, President and Chief Executive Officer of Southern Company, one of America’s largest producers of electricity, a position he held since 2004. From 1999 until 2004, Mr. Ratcliffe was President and CEO of Georgia Power, Southern Company’s largest subsidiary. Prior to becoming President and CEO of Georgia Power in 1999, Mr. Ratcliffe served as Executive Vice President, Treasurer and Chief Financial Officer. Mr. Ratcliffe also serves as a member of the board of CSX, a publicly-traded railroad.

Mr. Ratcliffe’s experience as a director and chief executive officer of a highly-regulated, publicly-traded company well qualifies him to serve on our Board.

William H. Rogers, Jr., 58, has been a director since 2011 and has served as Chairman of our Board since January 1, 2012. He was named Chief Executive Officer in June 2011 after having served as our Chief Operating Officer since 2010 and President since 2008. Mr. Rogers began his career in 1980 and has served in a leadership capacity in all segments of the Company. Mr. Rogers previously served as a director of Books-a-Million, Inc. and presently serves as a director of the Federal Reserve Bank of Atlanta.

Mr. Rogers’ long history with our company and industry well qualify him to serve on our Board.

Frank P. Scruggs, Jr., 64, has been a director since 2013. He has been a partner in the law firm of Berger Singerman LLP since 2007 where he represents companies and executives in employment law matters and litigates commercial disputes. Prior to joining Berger Singerman, he was an Executive Vice President for Office Depot, Inc. and was a shareholder of the law firm Greenberg Traurig LLC. He previously served as the Florida Secretary of Labor and Employment Security, as a member of the Florida Board of Regents, and on the board of directors of Office Depot, Inc.

Mr. Scruggs’ extensive governmental affairs, legal, and regulatory experience well qualify him to serve on our Board.

Bruce L. Tanner, 57, has been a director since 2015. He has served as Executive Vice President and Chief Financial Officer for Lockheed Martin Corporation since 2007. As Chief Financial Officer, he is responsible for all aspects of Lockheed’s financial strategies, processes, and operations.

Mr. Tanner’s financial and business experience, including service as a CFO of a highly-regulated, publicly-traded company with operations in substantial portions of our service territory well qualifies him to serve on our Board.

Thomas R. Watjen, 61, has been a director since 2010. In 2015, he retired as the President and Chief Executive Officer of Unum Group, a publicly-traded insurance holding company, and serves as the Chairman of its board. He was employed by Unum or its predecessors since 1994, initially as its Chief Financial Officer. Prior to joining Unum, he served as a Managing Director of the insurance practice of the investment banking firm Morgan Stanley & Co.

Mr. Watjen’s experience as a director, chief executive officer, and chief financial officer of a publicly-traded company and executive experience with a regulated financial services company well qualify him to serve on our Board.

Phail Wynn, Jr., 68, has been a director since 2004. He has been the Vice President for Durham and Regional Affairs for Duke University since January 2008. Previously, he served as the President of Durham Technical Community College from 1980 to 2007. Dr. Wynn has served continuously as a director of one or more financial institutions since 1992. Dr. Wynn is also a director of North Carolina Mutual Life Insurance Company.

Dr. Wynn’s varied business and academic experiences, including his long service on the boards of financial institutions, well qualify him to serve on our Board.

The Board of Directors recommends a vote FOR all nominees.

4	SunTrust Banks, Inc. - 2016 Proxy Statement

Nominees for Directorship (Item 1)

Board Committees and Attendance

The Board has created certain standing and ad hoc committees. These committees allow regular monitoring and deeper analysis of various matters. The committee structure also allows committees to be comprised exclusively of independent directors to address certain matters. Because of the complexity of our business and the depth and scope of matters reviewed by our Board, much of the Board’s work is delegated to its committees and then reported to the full Board.

Regular meetings of the Board are held at least quarterly. During 2015, the Board held 6 meetings, and various standing and ad hoc committees of the Board met another 59 times (including 3 joint meetings of our Audit and Risk Committees), for an aggregate of 65 meetings. Each committee and board meeting generally includes a meeting of the independent directors in executive session. All incumbent directors attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which they served. In addition, all of our incumbent directors who were serving as directors at such time attended last year’s annual meeting of shareholders. We expect, but do not require, directors to attend the annual meeting of shareholders.

The Board reviews the membership of the committees from time to time. Specific committee assignments are proposed by the Governance and Nominating Committee in consultation with the chair of each committee and with the consent of the member, and are then submitted to the full Board for approval. The current membership of these committees, and the number of meetings each committee held in 2015, is as follows:

Membership by Director

Governance &
	Audit	Compensation	Executive	Nominating	Risk
Number of Meetings Held:	13*	6	5	6	13*
Robert M. Beall, II*	✓	✓
Dallas S. Clement	✓			✓
Paul R. Garcia		✓			✓
David H. Hughes*				✓	✓
M. Douglas Ivester			✓	✓	✓
Kyle Prechtl Legg	✓	Chair	✓
William A. Linnenbringer*	✓			✓
Donna S. Morea		✓			✓
David M. Ratcliffe		✓	✓		Chair
William H. Rogers, Jr.			Chair
Frank P. Scruggs, Jr.		✓			✓
Bruce L. Tanner				✓	✓
Thomas R. Watjen	Chair		✓	✓
Dr. Phail Wynn, Jr.	✓		✓	Chair

*	number of meetings does not include three joint sessions of the Audit and Risk Committees

Membership by Committee

Audit	Compensation	Executive	Governance & Nominating	Risk
Mr. Watjen, Chair	Ms. Legg, Chair	Mr. Rogers, Chair	Dr. Wynn, Chair	Mr. Ratcliffe, Chair
Mr. Beall*	Mr. Beall*	Mr. Ivester	Mr. Clement	Mr. Garcia
Mr. Clement	Mr. Garcia	Ms. Legg	Mr. Hughes*	Mr. Hughes*
Ms. Legg	Ms. Morea	Mr. Ratcliffe	Mr. Ivester	Mr. Ivester
Mr. Linnenbringer*	Mr. Ratcliffe	Mr. Watjen	Mr. Linnenbringer*	Ms. Morea
Dr. Wynn	Mr. Scruggs	Dr. Wynn	Mr. Tanner	Mr. Scruggs
			Mr. Watjen	Mr. Tanner

*	will retire immediately following the annual meeting of shareholders.

SunTrust Banks, Inc. - 2016 Proxy Statement	5

Nominees for Directorship (Item 1)

The Audit Committee:

•	appoints, compensates, retains, and directly oversees the work of our independent auditor (subject to shareholder ratification, if applicable).

•

is charged with monitoring the integrity of our financial statements, the independence and qualifications of our independent auditor, our system of internal controls, the performance of our internal audit process and independent auditor, and our compliance with laws, regulations and the codes of conduct.

•	also resolves any disagreements between management and the auditors regarding financial reporting.

•	pre-approves all audit services and permitted non-audit services provided to SunTrust by its independent auditor.

•	performs other related duties as defined in its written charter.

Our Audit Committee has only members that are independent under our Corporate Governance Guidelines, the Securities Exchange Act of 1934 and applicable rules, and the rules of the New York Stock Exchange. Our Board has determined that Mr. Watjen, the Chairman of the Audit Committee, meets the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission’s rules and regulations.

The Compensation Committee is responsible for

•	approving our stated compensation strategies, goals and purposes;

•	ensuring that there is a strong link between the economic interests of management and shareholders;

•	ensuring that members of management are rewarded appropriately for their contributions to Company growth and profitability;

•	ensuring that the executive compensation strategy supports both our objectives and shareholder interests;

•	ensuring that the incentive compensation arrangements for the Company do not encourage employees to take risks that are beyond our ability to manage effectively; and

•	administers the Incentive Compensation Recoupment Policy, and claws back compensation in appropriate circumstances; and

Our Compensation Committee has only members that are independent under our Corporate Governance Guidelines and the rules of the New York Stock Exchange.

The Executive Committee regularly reviews operational performance and monitors certain key financial performance indicators. It also reviews certain capital matters, including quarterly dividends and share repurchases. The Executive Committee also handles other matters assigned to it from time to time by the Chairman or Lead Director.

The Governance and Nominating Committee is responsible for making recommendations to the Board regarding the size and composition of the Board, reviewing the qualifications of candidates to the Board, and recommending nominees to the Board. It is also responsible for:

•	taking a leadership role in shaping our corporate governance;

•

developing and recommending to the Board a set of corporate governance guidelines, periodically reviewing and reassessing the adequacy of those principles, and recommending any proposed changes to the Board for approval;

•	leading the Board in its annual review of the Board’s performance; and

•	addressing committee structure and operations, reports to the Board, member qualifications and committee member appointment and removal.

It has sole authority for retaining or terminating any search firm used to identify director candidates and determining such firm’s fees. Our Governance and Nominating Committee also performs other related duties as defined in its written charter. It has only members that are independent under our Corporate Governance Guidelines and the rules of the New York Stock Exchange.

The Risk Committee:

•

reports to and assists the Board of Directors in overseeing enterprise risk management such as credit, operational, compliance, market, liquidity, strategic, legal and reputational risk; enterprise capital adequacy; liquidity adequacy; and material regulatory matters.

•

Oversight and review includes, among other things, significant policies and practices employed to manage and assess credit risk, liquidity risk, market risk, operational risk, compliance risk, legal risk, strategic risk and reputational risk.

•

The Risk Committee oversees the enterprise risk management appetite and tolerances; risk frameworks; and policies that reflect the Board’s risk management philosophies and principles, or for which for which management oversight is mandated by law or regulation.

•

The Risk Committee oversees liquidity risk management activities, including the structure and adequacy of liquidity in light of current or planned business activities, and in light of the requirements or expectations of statutes, regulations, management, and the Board;

•

Capital management activities, including the structure and adequacy of capital in light of current or planned business activities, and management, Board and statutory/regulatory requirements or expectations.

Our Risk Committee has only members that are independent under our Corporate Governance Guidelines and the rules of the New York Stock Exchange.

6	SunTrust Banks, Inc. - 2016 Proxy Statement

2015 Director Compensation

The Governance and Nominating Committee determines the amount and form of director compensation. In 2015, it made minor adjustments to the amount and timing of director compensation based upon a review of market and peer practices with the assistance of an independent compensation consultant. Its procedures for determining director compensation are similar to those used by the Compensation Committee for executive compensation, described at “Executive Compensation Decision-Making Processes.”

We pay each non-employee director an annual retainer of $70,000 in four installments. The Chairs of each of the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk Committee receive an additional retainer of $20,000, and the Lead Director receives an additional retainer of $30,000. We pay each non-employee director a fee of $1,500 for each committee meeting attended. Non-employee directors serving on the Board following our annual meeting of shareholders receive a grant of either restricted stock or restricted stock units, at their election, having a value of $120,000 on the date of grant. The grant vests upon the earlier of one year or the next annual meeting.

The table below provides information concerning the compensation of our non-employee directors for 2015. Except as noted above, all of our non-employee directors are paid at the same rate. Directors who are also our employees are not compensated for their service as directors. In 2015, one of our directors, William H. Rogers, Jr., was also an employee, serving as Chairman and Chief Executive Officer. We discuss his compensation beginning at “Executive Compensation.”

Directors may defer either or both of their meeting and retainer fees under our Directors Deferred Compensation Plan. We determine the return on deferred amounts as if the funds had been invested in our common stock or at a floating interest rate equal to the prime interest rate in effect at SunTrust Bank computed on the last day of each quarter, at the election of the director.

Name	Fees Earned or Paid In Cash	Stock[1] Awards	NQDC Earnings	All Other Compensation		Total
Robert M. Beall, II	$91,000	$120,000	—	$5,000	[3]	$216,000
Dallas S. Clement[4]	—	—	—	—		—
Paul R. Garcia	$106,000	$120,000	—	$5,000	[3]	$231,000
David H. Hughes	$88,000	$120,000	—	$5,000	[3]	$213,000
M. Douglas Ivester	$123,250	$120,000	—	$9,000	[2,3]	$252,250
Kyle Prechtl Legg	$110,500	$120,000	—	$5,000	[3]	$235,500
William A. Linnenbringer	$91,000	$120,000	—	$5,000	[3]	$216,000
Donna S. Morea	$86,500	$120,000	—	$5,000	[3]	$211,500
David M. Ratcliffe	$128,500	$120,000	—	$5,000	[3]	$253,500
Frank P. Scruggs, Jr.	$122,500	$120,000	—	—		$242,500
Bruce L. Tanner[4]	—	—	—	—		—
Thomas R. Watjen	$113,500	$120,000	—	$5,000	[3]	$238,500
Phail Wynn, Jr.	$113,500	$120,000	—	$5,000	[3]	$238,500

[1]

We make an annual equity grant with a grant date fair value of approximately $120,000 to each person who is serving as a director following our annual meeting of shareholders. In accordance with SEC regulations, we report in this column the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. Please refer to note 15 to our financial statements in our annual report for the year ended December 31, 2015 for a discussion of the assumptions related to the calculation of such value. As of December 31, 2015, each director named in the table above (except for Messrs. Clement and Tanner) held 2,916 shares of restricted stock or restricted stock units which vest on April 26, 2016, and none of our directors held any unexercised options (vested or unvested).

[2]	Reflects $4,000 fee for service on local advisory boards of our subsidiaries. No director received perquisites or personal benefits in 2015 in excess of $10,000.

[3]	Reflects matching contributions paid to a charity identified by the director.

[4]	Did not join the Board of Directors until December 17, 2015.

SunTrust Banks, Inc. - 2016 Proxy Statement	7

Corporate Governance

Corporate Governance

Majority Voting

Our Bylaws provide for the annual election of directors. The Bylaws further provide that, in an election of directors in which the only nominees for election are persons nominated by the Board (an “uncontested election”), in order to be elected, each nominee must receive more votes cast for such nominee’s election than against such nominee’s election. If the director election is not an uncontested election, then directors are elected by a plurality of the votes cast. In connection with uncontested director elections, votes cast exclude abstentions with respect to a director’s election.

If a nominee who presently serves as a director does not receive the required vote for reelection in an uncontested election, Georgia law provides that such director will continue to serve on the Board as a “holdover” director. Georgia corporate law generally gives such unelected “holdover” directors all of the same powers as directors elected by a majority vote until such holdover-director’s successor is elected and qualified. A successor cannot be elected until there is another meeting of shareholders, and these typically occur only once a year unless we incur the time and expense of a special meeting of shareholders. To prevent holdover directors from remaining on our board, and to better effectuate the intentions of our shareholders, our Corporate Governance Guidelines require such a director to tender his or her written resignation to the Chairman of the Board for consideration by the Governance and Nominating Committee (which we refer to in this section as the “Committee”) within five days following certification of the shareholder vote.

However, the resignation of a director may adversely affect us. For this reason, we do not make resignations tendered in such context automatically effective. Rather, after the director submits his or her mandatory resignation, the Committee will then consider the resignation and, within 45 days following the shareholders’ meeting at which the election occurred, make a recommendation to the Board concerning whether to accept or reject the resignation. In determining its recommendation, the Committee will consider all factors deemed relevant by the Committee members including, without limitation, any stated reason or reasons why shareholders did not vote for the director’s reelection, the qualifications of the director (including, for example, whether the director serves on the Audit Committee as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the director’s resignation from the Board would be in the best interest of SunTrust and our shareholders. The Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the failure of the director to receive the necessary votes for reelection.

To constrain the Board’s discretion in considering such resignations, we have adopted specific procedural requirements in our Corporate Governance Guidelines. In addition to the 45-day deadline above, our Corporate Governance Guidelines require the Board to take formal action on the Committee’s recommendation no later than 75 days following the shareholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the Board deems relevant. Our Corporate Governance Guidelines require us to publicly disclose the Board’s decision in a Current Report (Form 8-K) filed with the Securities and Exchange Commission together with an explanation of the process by which the Board made its decision and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation, within four business days after the Board makes its decision. No director who is required to tender his or her resignation may participate in the Committee’s deliberations or recommendation, and the Corporate Governance Guidelines contain provisions addressing how the determination of whether to accept or reject a resignation is made if a majority of the members of the Committee fails to receive the necessary vote for reelection. Generally, in such case, the determination will be made by independent directors who received the necessary vote for election or reelection. If the Board accepts a director’s resignation, then any resulting vacancy may be filled by the Board in accordance with the Bylaws, or the Board in its discretion may decrease the size of the Board pursuant to the Bylaws.

Corporate Governance and Director Independence

The Board has determined that all of our directors are independent, except for Mr. Rogers, who is our Chairman and CEO. Specifically, it determined that the following current directors are independent after applying the guidelines described below: Robert M. Beall, II, Dallas S. Clement, Paul R. Garcia, David H. Hughes, M. Douglas Ivester, Kyle Prechtl Legg, William A. Linnenbringer, Donna S. Morea, David M. Ratcliffe, Frank P. Scruggs, Jr., Bruce L. Tanner, Thomas R. Watjen, and Phail Wynn, Jr. Additionally, each member of our Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk Committee is independent. There are no family relationships between any director,

8	SunTrust Banks, Inc. - 2016 Proxy Statement

Corporate Governance

executive officer, or person nominated or chosen by us to become a director or executive officer.

We include our independence standards in our Corporate Governance Guidelines. You can view these on our Investor Relations website, investors.suntrust.com under the heading “Governance.” An independent director is one who is free of any relationship with SunTrust or its management that may impair the director’s ability to make independent judgments. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the New York Stock Exchange. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. The Board pays particular attention to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest. In doing so, the Board considers, among other things, all extensions of credit between the Company and the director (including his or her related interests).

Generally, we do not consider independent any director who is an executive officer of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any year, exceeds the greater of $1 million or 2% of such company’s consolidated gross revenues. We also do not consider independent any director to whom we have extended credit, or who is also an executive officer of a company to which we have extended credit, unless such credit meets the substantive requirements of Federal Reserve Regulation O. Regulation O requires that, when making loans to our executive officers and directors, we do so on substantially the same terms, including interest rates and collateral, and follow credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons not related to the lender. Such loans also may not involve more than the normal risk of collectability or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Our Board reviews any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

Codes of Ethics and Committee Charters

We have a Senior Financial Officers Code of Ethical Conduct that applies to our senior financial officers, including our principal executive officer, principal financial officer and principal accounting officer. We also have a Code of Conduct that applies to all employees and a Code of Business Conduct and Ethics for members of the Board. These three Codes of Conduct, as well as our Corporate Governance Guidelines, and the charters for each of the Audit, Compensation, Executive, Governance and Nominating Committee, and Risk Committees

of the Board can be found on our Investor Relations website, investors.suntrust.com, under the heading “Governance.”

Board’s Role in the Risk Management Process

The Board oversees and monitors the Company’s risk management processes. The Board’s Risk Committee outlines our risk principles and management framework and sets high level strategy and risk tolerances. Our risk profile is managed by our Chief Risk Officer. The Chief Risk Officer is an executive officer appointed by and reporting to the Risk Committee and the CEO. The Chief Risk Officer meets at least quarterly with the Risk Committee of the Board. The Chair of the Risk Committee makes a full report of each Risk Committee meeting to the full Board at each Board meeting. In addition, the Chief Risk Officer also meets with the full Board at each meeting. The Board also meets regularly in executive session without management to discuss a variety of topics, including risk. In these ways, the full Board is able to monitor our risk profile and risk management activities on an on-going basis. Additionally, the Company has other risk-monitoring processes. For example, certain financial risks are also monitored by officers who report to the Chief Financial Officer. In turn, the Chief Financial Officer and appropriate financial risk personnel attend the meetings of the Audit and Risk Committees of the Board. As with the Risk Committee, the Chair of the Audit Committee makes a full report of each Audit Committee meeting to the full Board at each Board meeting and, when circumstances warrant, the Chief Financial Officer and other financial risk personnel meet with the full Board.

Management of Cyber Risk

We face ongoing and emerging risks and regulations related to the activities that surround the delivery of banking and financial products. Coupled with external influences such as market conditions, fraudulent activities, disasters, cyber-attacks and other security risks, country risk, vendor risk, and legal risk, the potential for operational and reputational loss remains elevated.

Our operations rely on computer systems, networks, the internet, digital applications, and the telecommunications and computer systems of third parties to perform business activities. The use of digital technologies introduces cyber-security risk that can manifest in the form of information theft, physical disruptions, criminal acts by individuals, groups, or nation states, and a client’s inability to access online services. We use a wide array of techniques to secure our operations and proprietary information such as Board approved policies and programs, network monitoring, access controls, dedicated security personnel, and defined insurance instruments, as well as consult with third-party data security experts.

To control cyber-security risk, we maintain an active information security program that conforms to FFIEC guidance. This information security program is aligned with our

SunTrust Banks, Inc. - 2016 Proxy Statement	9

Corporate Governance

operational risks and is overseen by executive management, the Board, and our independent audit function. It continually monitors and evaluates threats, events, and the performance of its business operations and continually adapts and modifies its risk reduction activities accordingly. We also have a cyber liability insurance policy that provides us with coverage against certain losses. expenses, and damages associated with cyber risk.

Further, we recognize our role in the overall national payments system and we have adopted the National Institute of Standards and Technology Cyber Security Framework. We also fully participate in the federally recognized financial sector information sharing organization structure, known as the Financial Services Information Sharing and Analysis Center. Digital technology is constantly evolving, and new and unforeseen threats and actions by others may disrupt operations or result in losses beyond our risk control thresholds. Although we invest substantial time and resources to manage and reduce cyber risk, it is not possible to completely eliminate this risk.

We believe that effective management of operational risk, defined as the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events, plays a major role in both the level and the stability of our profitability. Our Operational Risk Management function oversees an enterprise-wide framework intended to identify, assess, control, monitor, and report on operational risks Company-wide. These processes support our goals to minimize future operational losses and strengthen our performance by maintaining sufficient capital to absorb operational losses that are incurred.

The operational risk governance structure includes an operational risk manager and support staff within each business segment and corporate function. These risk managers are responsible for execution of risk management within their areas in compliance with our policies and procedures. The Risk Committee of our board oversees our risk management and receives reports from the Chief Risk Officer and others.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, based solely on a review of the reports furnished to us and written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2015 our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except for (1) a single late filing by Mr. Clement which was 1 day late as a result of delays in obtaining electronic filing codes during the Christmas holiday, (2) Mr. Gillani’s inadvertent omission of 1,350 shares from his initial statement of beneficial ownership of securities on Form 3, and (3) a single late Form 5 by Mr. Ratcliffe to report a change in form of beneficial ownership.

Compensation Committee Interlocks and Insider Participation

We have no compensation committee interlocks. Messrs. Beall, Garcia, Ratcliffe, and Scruggs, and Ms. Legg and Ms. Morea constitute all of the directors who served on our Compensation Committee at any time during 2015. Each is or was an independent, outside director, and none is a current or former officer or employee of SunTrust.

During 2015, our bank subsidiary engaged in customary banking transactions and had outstanding loans to certain of our directors, executive officers, members of the immediate families of certain directors and executive officers, and their associates. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

Policies and Procedures for Approval of Related Party Transactions

We recognize that related party transactions have the potential to create conflicts of interest and the appearance that Company decisions are based on considerations other than the best interests of the Company and our shareholders. Therefore, our Board has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $120,000 when aggregated with all similar transactions, or (3) loans made by SunTrust Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the General Counsel and may be consummated or may continue only if the Governance and Nominating Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be

10	SunTrust Banks, Inc. - 2016 Proxy Statement

Corporate Governance

obtained in arm’s-length dealings with an unrelated third party, and if the transaction involves compensation, that has been approved by our Compensation Committee. The Governance and Nominating Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of SunTrust.

Transactions with Related Persons, Promoters, and Certain Control Persons

We have no transactions with related parties other than normal, arm’s-length banking and other credit transactions that comply with Federal Reserve Regulation O. Our Board reviews these relationships, but for the reasons below, we do not view them as impairing a director’s independence.

We generally consider credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to those offered to other comparable borrowers. We use the following guidelines to determine the impact of a credit relationship on a director’s independence. We presume that extensions of credit which comply with Federal Reserve Regulation O are consistent with director independence. In other words, we do not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and to follow credit underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons not related to the lender. Such loans also may not involve more than the normal risk of collectability or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Our Board must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

In addition, we do not consider as independent any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O. We also do not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from us, for property or services in an amount which, in any fiscal year, is greater than $1 million or 2% of such director’s company’s consolidated gross revenues.

Executive Sessions

Each committee and board meeting generally includes a meeting of the independent directors in executive session, and with respect to full board meetings, such meetings are presided over by a Lead Director selected by a majority of independent directors. M. Douglas Ivester presently serves as the Lead Director.

CEO and Management Succession

The Board of Directors considers management evaluation and succession planning to be one of its most important responsibilities. Our Corporate Governance Guidelines specify that our Board is responsible for developing a succession plan for our CEO and other senior executive officers. Annually, the non-executive directors of the Board meet with the CEO to discuss his potential successors and related issues. After these meetings, the Board may update its CEO succession plan as appropriate. In addition, the CEO maintains in place at all times a confidential procedure for the timely and efficient transfer of his duties in the event of an emergency or unexpected departure. The CEO also periodically reviews with the non-executive directors the performance and any succession issues of other key members of the Company’s senior management.

Board Leadership Structure

Our Board is led by a Chairman selected by the Board from time to time. Presently, William H. Rogers, Jr., our CEO, is also Chairman of the Board. All of our other directors are independent. The Board has determined that selecting our CEO as Chairman is in our best interests because it promotes unity of vision for the leadership of the Company and avoids potential conflict among directors. The Board is aware of the potential conflicts that may arise when an insider chairs the Board, but believes these are more than offset by existing safeguards which include the designation of a lead director, regular meetings of the independent directors in executive session without the presence of insiders, the Board’s succession plan for incumbent management, the fact that management compensation is determined by a committee of independent directors who make extensive use of peer benchmarking, and the fact that much of our operations are highly regulated.

Lead Director

In 2009, the Board established the position of Lead Director and selected M. Douglas Ivester as Lead Director. The responsibilities and duties of the Lead Director include (i) presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board; (ii) serving as a liaison between the non-management directors and the Chairman of the Board; (iii) advising the Chairman as to an appropriate

SunTrust Banks, Inc. - 2016 Proxy Statement	11

Corporate Governance

schedule of Board meetings and on the agenda and meeting schedules for meetings of the Board and its committees; and (iv) calling meetings of the non-employee directors and developing the agendas for and serving as Chairman of the executive sessions of the Board’s non-employee directors. A more complete description of this role is included in our Corporate Governance Guidelines, which we provide on our Investor Relations website, investors.suntrust.com, under the heading “Governance.” The Lead Director is appointed by a majority vote of the non-management directors for a one-year term, subject to renewal for a maximum of four additional twelve-month terms, and shall serve until the expiration of the term or until such Lead Director’s earlier resignation or retirement from the Board. Mr. Ivester’s term is scheduled to conclude in April 2016, although the Board may extend his term if they consider doing so to be in the best interest of the functioning of the Board and of shareholders.

Board Self-Assessment

Annually, the Board conducts a self-assessment, which our Governance and Nominating Committee reviews and discusses with the Board. In addition, each committee conducts an annual self-assessment of their performance. These assessments include both an evaluation of the effectiveness of the Board, each committee of the Board, and the annual assessment process itself.

Board Renewal

We believe it is important to continually refresh the composition of the Board. We have a policy requiring directors who change the job responsibility they held when they were elected to the Board to submit a letter of resignation to the Board. We also have a policy requiring directors to retire from the Board upon the first annual meeting following their 72nd birthday (65th birthday for employee-directors). Robert M. Beall, II and David H. Hughes will reach mandatory retirement age prior to the Annual Meeting and will retire from the Board following this year’s meeting. If the director desires to continue to serve after he or she tenders his or her resignation pursuant to such policies, he or she may do so only after the Board, through its Governance and Nominating Committee, has made a determination that continued Board membership is appropriate. These policies have been effective in allowing us to refresh 11 of our 13 independent directors in the past 6 years.

Long-Term Business Strategy

Each year, the Board reviews management’s long-term business strategy. In November 2015, over the course of 3 days, it reviewed and approved the 2016-2018 strategic plan. In addition, the Board reviews management’s progress against key elements of its strategic plan at its regularly scheduled meetings throughout the year.

Director Qualifications and Selection Process

We maintain a standing Governance and Nominating Committee, which we refer to in this section as the Committee, comprised solely of independent directors who are responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. The Committee periodically reviews the size and composition of the Board and determines whether to add or replace directors. Under our Corporate Governance Guidelines, the Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members. You may access the Committee’s charter and our Corporate Governance Guidelines on our Investor Relations website, investors.suntrust.com, under the heading “Governance.”

The Committee and the Board consider a variety of sources in evaluating candidates as potential Board members. The Committee has for the last several years used search firms to identify additional qualified nominees. Evaluations of potential candidates to serve as directors generally involve a review of the candidate’s background and credentials by the Committee, interviews with members of the Committee, the Committee as a whole, or one or more other Board members, and discussions by the Committee and the Board. The Committee then recommends director candidates to the full Board which, in turn, selects candidates to be nominated for election by the shareholders or to be appointed by the Board to fill a vacancy. Messrs. Clement and Tanner, each of whom was identified by search firms retained by the Committee, were considered by the Committee and the Board in accordance with these procedures prior to joining the Board.

Director Qualifications. Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualifications, attributes and professional experience. The Board believes that there are general requirements for service on the Board that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The Board and the Committee consider the qualifications of directors and nominees individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Qualifications for All Directors. In its assessment of each potential candidate, including those recommended by shareholders, the Committee requires that each director be a person of recognized high integrity with broad experience and outstanding achievement in their careers. The Board believes that each director should have, and expects nominees to have, the capacity to obtain an understanding of our principal operational and financial objectives, plans and strategies; our results of operations and financial condition; and our relative standing and that of our business segments in relation to our

12	SunTrust Banks, Inc. - 2016 Proxy Statement

Corporate Governance

competitors. Further, each director and nominee should have the ability to make independent, analytical inquiries, an understanding of the business environment, and the ability to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board. The Board has identified the following particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole:

•	Independence, determined in accordance with our Corporate Governance Guidelines;

•

Financial industry knowledge, which is vital in understanding and reviewing our strategy, which may include the acquisition of businesses that offer complementary products or services. Service on predecessor boards of directors, as well as specific experience at SunTrust as current or former executives that gives directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy;

•

Executive experience, which gives directors who have served in significant leadership positions strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•

Accounting and financial expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes; further, the Committee considers it essential that the Audit Committee have at least one member who qualifies as an “audit committee financial expert”;

•

Governmental affairs, regulatory and risk management experience, which contributes to our identification and management of possible areas of risk and helps to maintain an efficient and productive company; further, the Committee considers it essential that the Risk Committee have at least one member who qualifies as an “risk management expert”;

•

Public company board and corporate governance experience, which provides directors a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board, and protection of our shareholders’ interests;

•

Diversity, which provides a variety of points of view and which contributes to a more effective decision-making process; however, the Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

We highlight each director’s or nominee’s specific skills, knowledge, and experience that the Committee and Board relied upon when determining whether to nominate the individual for election in the biographies at pages 3-4. A particular nominee may possess other skills, knowledge or experience even though they are not indicated in the biographies at pages 3-4.

The Board believes that all of the director nominees are highly qualified. The director nominees have significant leadership experience, knowledge, and skills that qualify them for service on our Board, and, as a group, represent diverse views, experiences, and backgrounds. All director nominees satisfy the criteria set forth in our Corporate Governance Guidelines and possess the personal and professional characteristics that are essential for the proper and effective functioning of the Board. Each nominee’s biography above contains additional information regarding his or her experiences, qualifications and skills.

Shareholder Recommendations and Nominations for Election to the Board

Any shareholder may recommend persons for election to the Board. The Committee will evaluate candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above. The recommendation should state how the proposed candidate meets the criteria described above and should include the information required by our Bylaws, described below.

In accordance with our Bylaws, direct shareholder nominations of a director must be made in writing and must be delivered to or mailed to and received by our Corporate Secretary not more than 150 days and not less than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. Nominations should also include a complete description of any material economic or other interest of the proposing shareholder, the nominee, and their respective affiliates and associates in order to satisfy the requirements of our Bylaws and to allow us to satisfy the requirements of SEC Regulation 14A. This Proxy Statement and the enclosed proxy are being first mailed to our shareholders on or about March 14, 2016. Therefore, shareholder nominations for election at next year’s annual meeting must be received on or after October 15, 2016 and no later than the close of business on November 14, 2016.

If you wish to nominate a director, our Bylaws require that you provide the following information: (i) the name, age, business and residence addresses of the nominee; (ii) the principal occupation or employment of the nominee and an explanation of how the nominee meets the criteria used by us for the selection of directors as set forth in the subsection “Director Qualification and Selection Process;” (iii) the total number of

SunTrust Banks, Inc. - 2016 Proxy Statement	13

Corporate Governance

shares of our common stock that, to your knowledge, will be voted for the proposed nominee; (iv) the total number of shares of our common stock that, to your knowledge, are owned by the nominee; (v) the signed consent of the nominee to serve, if elected; (vi) your name and residence address; (vii) the number of shares of our common stock owned by you and any affiliates (and their names and addresses); (viii) a complete description of all material economic or other interest of the proposed nominee and the person making the nomination, and of their affiliates and associates, consistent with the requirements of our Bylaws and SEC Regulation 14A, and (ix) any other information relating to the nominee that SEC Regulation 14A requires us to disclose in solicitations for proxies for the election of directors.

Communications with Directors

The Board has adopted a process to facilitate written correspondence by shareholders or other interested parties to the Board. Persons wishing to write to the Board or a specified director, including the Lead Director, the non-management directors as a group, the chairman of a Board committee, or a committee of the Board, should send correspondence to the Corporate Secretary at SunTrust Banks, Inc., P.O. Box 4418, Mail Code 645, Atlanta, Georgia 30302. All communications so received from shareholders or other interested parties will be forwarded to the members of the Board or to the applicable director or directors if so designated by such person.

Communication with IR Department

Shareholders who wish to speak to a SunTrust representative regarding their investment in SunTrust may call 877-930-8971, write to 303 Peachtree Street, Suite 2900, Atlanta, GA 30308, or email tamara.lewis@suntrust.com. You can also view information and request documents at investors.suntrust.com.

Investor Outreach

We began a formal, annual shareholder outreach program in 2012. Since that time, members of our Investor Relations and Legal departments spoke with most of our thirty-five largest shareholders, and many of them multiple times. During December 2014 to January 2015, and again from December 2015 to January 2016, we spoke with many of our 35 largest shareholders. Topics included board composition and refreshment, executive management, corporate governance, and executive compensation. This process provides important information to us, and investor feedback is shared with our Board of Directors. Based in part on this feedback, during 2015 we amended our bylaws to lower the threshold to call a special meeting of shareholders and adopted a formal, written recoupment policy.

14	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Officers

Executive Officers

The Board elects executive officers annually following the annual meeting of shareholders to serve until the meeting of the Board following the next annual meeting. The following table sets forth the name of each executive officer and the principal positions and offices he or she holds with SunTrust.

Name	Age	Officers
Kenneth J. Carrig	58	Corporate Executive Vice President and Chief Human Resources Officer
Mark A. Chancy	51	Corporate Executive Vice President and Wholesale Banking Executive
Anil T. Cheriyan	58	Corporate Executive Vice President and Chief Information Officer
Raymond D. Fortin	63	Corporate Executive Vice President, General Counsel and Corporate Secretary
Thomas E. Freeman	64	Corporate Executive Vice President & Consumer & Private Wealth Management Executive
Aleem Gillani	54	Corporate Executive Vice President and Chief Financial Officer
Susan S. Johnson	50	Corporate Executive Vice President and Chief Marketing Officer
Jerome T. Lienhard, II	59	Corporate Executive Vice President and Chief Risk Officer
William H. Rogers, Jr.	58	Chairman of the Board and Chief Executive Officer
Dorinda C. Smith	62	President and Chief Executive Officer of SunTrust Mortgage, Inc.

Kenneth J. Carrig. Corporate Executive Vice President and Chief Human Resources Officer since 2011. In this role, he oversees human resources strategy, organizational design, workforce planning, total rewards, talent acquisition, human resources systems, compliance, teammate relations, human resources policies, and training and development. Prior to joining SunTrust, Mr. Carrig held similar roles with Comcast, Sysco Corporation and Continental Airlines.

Mark A. Chancy. Corporate Executive Vice President and Wholesale Banking Executive since 2011. He is responsible for the Corporate & Investment Banking, Commercial & Business Banking, Treasury & Payment Solutions and Commercial Real Estate Banking lines of business. Prior to being named to his current position, Mr. Chancy served as SunTrust’s Chief Financial Officer for seven years. A 30-year financial services industry veteran, he joined SunTrust in 2001 as Corporate Treasurer through its acquisition of Robinson-Humphrey, where he had served as Chief Financial Officer since 1997. Mr. Chancy is a member of the board of SunTrust Robinson Humphrey, Inc.

Anil T. Cheriyan. Corporate Executive Vice President and Chief Information Officer since 2012. He is responsible for SunTrust’s Enterprise Information Services (EIS) division, the organizational unit that provides the Company’s overall technology, operations and information-related support. Prior to joining SunTrust, Mr. Cheriyan was Senior Partner at IBM Global Business Services where he served financial services industry clients and led a variety of business systems transformation, technology and process re-engineering initiatives. Before joining IBM in 2002, he was a Partner with PricewaterhouseCoopers Consulting and served in increasingly responsible leadership roles on a variety of systems, customer information, data warehousing and e-business engagements.

Raymond D. Fortin. Corporate Executive Vice President since 2004, and General Counsel. In this role, he is responsible for our legal affairs. He has administrative responsibility for the Internal Audit department and serves as Chair of the Disclosure Committee and Corporate Secretary. Mr. Fortin, who has 39 years of legal experience, primarily in the financial services business, joined SunTrust in 1989.

Thomas E. Freeman. Corporate Executive Vice President and Consumer Banking & Private Wealth Management Executive since 2015. Mr. Freeman served as Chief Risk Officer of SunTrust from 2007 until 2015, and also served as Chief Credit Officer from 2006 until 2009. Prior to joining SunTrust, Mr. Freeman was a Principal at KPMG where he was responsible for providing credit risk and other advisory services to a variety of clients, including larger commercial banks. His experience also includes 14 years with Fleet Boston Financial and its predecessors where he held a series of increasingly responsible positions including: managing director, corporate strategy and development; consumer lending executive credit officer; director of portfolio management; and corporate vice president, commercial real estate.

Aleem Gillani. Corporate Executive Vice President and Chief Financial Officer since 2011. He is responsible for the core finance functions and procurement, including Corporate Finance, Corporate Strategy, Corporate Tax, Enterprise Stress Analytics, Investor Relations, Treasury, and Enterprise Core Services. Previously, Mr. Gillani served as Corporate Treasurer. Prior to joining SunTrust in 2007, he spent the majority of his career in risk management roles, including as the chief market risk officer at PNC Financial Services Group for three years after serving in similar capacities for BankBoston and FleetBoston. He is also a member of the board of directors of SunTrust Robinson Humphrey, Inc.

SunTrust Banks, Inc. - 2016 Proxy Statement	15

Executive Officers

Susan S. Johnson. Corporate Executive Vice President and Chief Marketing Officer since 2014. She is responsible for the Company’s advertising, direct marketing, brand management, sponsorships, client analytics, web solutions, line of business marketing, corporate communications and client loyalty programs. Previously, she served as the Vice President of Global Marketing at NCR Corp. from 2012 to 2014 where she oversaw NCR’s worldwide marketing, communications, and business intelligence programs. She also served as Global Head of Operator Marketing at Nokia and held leadership roles in a number of technology organizations, including Nuance Communications, Fujitsu, and Apple.

Jerome T. Lienhard, II. Corporate Executive Vice President and Chief Risk Officer since 2015. Mr. Lienhard served as President and Chief Executive Officer of SunTrust Mortgage, Inc. from 2011 until 2015. Previously, Mr. Lienhard served as Executive Vice President of Strategic Finance and Administration with responsibility for Strategic Sourcing, Corporate Real Estate, Strategic Finance and Performance Measurement. He joined the Company as Treasurer in 2006. Prior to joining SunTrust, Mr. Lienhard served as Senior Vice President and Treasurer of the Federal Home Loan Mortgage Corporation (Freddie Mac) and Corporate Treasury Manager at Toyota Motor Credit Corporation.

William H. Rogers, Jr. Chairman and Chief Executive Officer. Mr. Rogers assumed the role of Chairman of the Board in 2012. He was named Chief Executive Officer in 2011 after having served as Chief Operating Officer since 2010 and President since 2008. Mr. Rogers began his career in 1980. He has held roles reflecting an increasing set of responsibilities across all lines of business, corporate marketing, enterprise information services, finance and human resources. He presently serves as a director of the Federal Reserve Bank of Atlanta and is an active member of the business and philanthropic communities.

Dorinda C. Smith. President and Chief Executive Officer of SunTrust Mortgage, Inc. since 2015. She is responsible for SunTrust’s mortgage production, servicing, operations, secondary marketing and technology areas. Ms. Smith joined a SunTrust predecessor in January 1996. Previously, Ms. Smith served as the head of the correspondent channel and as the mortgage operations manager overseeing the consumer direct channel and oversight of national operations for both the wholesale and correspondent channels. Prior to joining SunTrust, Ms. Smith managed commercial real estate portfolios for Perpetual Savings Bank and the Resolution Trust Corporation.

16	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We welcome the opportunity to discuss in this Compensation Discussion and Analysis (CD&A) the material components of our executive compensation program. We also provide an overview of our executive compensation philosophy, compensation decisions and the factors we considered in making those decisions. This CD&A focuses on our Named Executive Officers (NEOs) for 2015 which included our CEO, CFO, and our three next most highly-compensated executive officers:

•	William H. Rogers, Jr., Chairman and Chief Executive Officer,

•	Aleem Gillani, Chief Financial Officer,

•	Mark A. Chancy, Wholesale Banking Executive,

•	Thomas E. Freeman, Consumer Banking and Private Wealth Management Executive (served as Chief Risk Officer until October 31, 2015), and

•	Anil Cheriyan, Chief Information Officer.

2015 Business Highlights

We delivered a solid performance in 2015, as we grew earnings per share by 11%, met our efficiency ratio objectives, saw further improvements in our return on assets (ROA), and advanced the revenue growth trajectory of many businesses. These accomplishments are a reflection of the diversity of our business model, where each segment made strong contributions to enhance the financial performance of the Company.

•	We achieved our goal of attaining a sub-63% efficiency ratio and ended the year with an adjusted tangible efficiency ratio of 62.6%,[1] an improvement of 70 basis points from 2014.

•	Our asset quality performance improved as net charge-offs declined 23%, from $445 million, or 0.34% of average loans, in 2014 to $341 million, or 0.26% of average loans, in 2015.

•

For 2015, SunTrust earned $3.58 per share compared to $3.23 per share in 2014, an 11% increase. Net income available to common shareholders improved 8%, primarily due to continued expense management discipline and lower provision for credit losses, as a result of the aforementioned improvement in asset quality.

[1]

Calculated on a tangible basis and excluding certain items. The GAAP efficiency ratios for 2014 and 2015 were 66.7% and 63.1%, respectively. We provide a reconciliation from adjusted amounts to GAAP amounts in our 2015 Annual Report on Form 10-K in Table 1, which begins on page 27.

[2]	Amounts in millions.

SunTrust Banks, Inc. - 2016 Proxy Statement	17

Executive Compensation

Executive Compensation Principles and 2015 Highlights

Compensation Principle 1. Pay Should Be Competitive With the Market. Our executive compensation programs target compensation at approximately the median of our competitive market. The elements of these 2015 programs, which include both fixed and variable compensation, are described below at “Components of Our Executive Compensation Program.”

Compensation Principle 2. A Substantial Portion of Pay Should Align With Performance. For 2015, 64% of target total direct compensation and 70% of our target long-term incentives for our NEOs were performance-based.

Our Annual Incentive Plan (AIP) is a performance-based plan that provides a potential payout based on achievement of performance goals for net income available to common shareholders, tangible efficiency ratio, return on average assets (ROAA), and pre-provision net revenue (PPNR). Long-term incentives include performance-vested restricted stock units tied to both relative total shareholder return (TSR) and absolute return on tangible common equity (ROTCE), and time-vested restricted stock units.

Compensation Principle 3. A Substantial Portion of Pay Should Be at Risk to Align With Risk Taken By Our Shareholders. Our long-term incentive plans are aligned with the risk taken by our shareholders as award values vary with our stock price over time. The level of awards under the performance-based restricted stock unit plan is based on our (i) TSR relative to our peers, and (ii) ROTCE on an absolute basis.

Our Share Retention Requirements require our CEO to own stock in an amount at least five times his base salary, and other executive officers in an amount at least three times their base salary. Executives are also required to retain 50% of net shares received under plan-based awards for a minimum of one year, ensuring longer-term alignment with shareholder risk. The one year retention requirement applies to vested restricted stock and vested restricted stock units, as well as shares obtained upon exercise of stock options. (See “Share Ownership and Share Retention Requirements.”)

Compensation Principle 4. Compensation Must Comply With Regulatory Guidance. In 2009, the Federal Reserve published guidelines on incentive compensation that apply to all U.S. financial institutions. In response to these guidelines, we made a number of enhancements to our executive and other incentive plans to reduce risk or to further risk-adjust the payouts, as well as strengthen our controls and governance processes, including the following:

•	implemented an anti-hedging and anti-pledging policy,

•	expanded our use of clawbacks,

•	expanded our use of performance metrics that incorporate risk measures,

•	intensified our risk review of plan features and limits and the business risk environment, and

•	eliminated our use of stock options.

We discuss these enhancements in the section below at “Compensation Policies that Affect Risk Management” and in this CD&A at “Recoupment of Incentive Compensation (Clawbacks).”

2015 Compensation Governance Summary

We continuously review our compensation programs and practices to ensure a balance between the interests of shareholders, regulators, and other interested parties, and also to ensure that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives. Under the guidance of the Compensation Committee, we have taken the following actions in recent years to further strengthen governance of our compensation structure and practices:

•

Adopted a formal, stand-alone recoupment policy which covers all incentive plans and strengthened clawbacks to include detrimental conduct features. See “Recoupment of Incentive Compensation (Clawbacks).”

•	Implemented an anti-hedging and anti-pledging policy. See “Executive Compensation Decision-Making Processes— Anti-Hedging and Anti-Pledging Policies.”

•	Terminated grandfathered change-in-control agreements that include tax gross-up provisions. See “4. Benefits—Post Termination Compensation.”

•	Expanded share ownership and retention requirements for executive officers and directors.

•	Included double-triggers on change in control payments.

•	Eliminated most perquisites.

•	Reviewed all of our incentive plans to ensure that the plan features and business controls met the Federal Reserve’s incentive compensation guidelines.

•	Refrained from providing employment agreements with NEOs that guarantee employment for a specified term.

•

Institutionalized a periodic, comprehensive risk-review of all company incentive plans. This review is described in greater detail at “Risk Review” at “Compensation Policies that Affect Risk Management” in the section which follows this CD&A.

18	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

Components of Our Executive Compensation Program

The principal components of our NEO compensation program and a summary of 2015 actions with respect to each component are described in the following table:

Component	Description	Summary of 2015 Actions
Base Salary	Fixed cash component. Recognizes level of responsibility, experience and individual performance. Reviewed annually and adjusted, if and when appropriate.	Base salaries for the NEOs did not change.
Annual Incentive (AIP)	The AIP is a performance-based award opportunity paid in cash. Rewards the achievement of annual performance goals.	Awards were based on achievement of net income available to common shareholders, tangible efficiency ratio, ROAA, and PPNR goals.
Long-Term Incentives (LTI)	Variable compensation component. Amount earned will vary based on stock price and corporate performance. LTI focuses attention on long-range objectives and future returns to shareholders.	Target Award Structure: The LTI grant structure included two components: performance-based RSUs and time-vested RSUs.
–70% Performance-based RSUs – TSR and ROTCE

TSR aligns interests of executives with our shareholders by rewarding an increase in our TSR relative to an industry peer group. ROTCE maintains an overall profitability focus and a focus on building value.

	– 30% Time-vested RSUs	In lieu of stock options. De-leverages LTI while continuing to align executives’ interests with those of shareholders.
Retirement Plans	Intended to assist in attaining financial security during retirement.	Fixed compensation component. Plans were frozen after 2011.
401(k) Plan and Deferred Compensation	Fixed component of compensation. Qualified and nonqualified plans provide tax advantaged saving vehicles.	The Company matched employee contributions up to 6%, and provided an additional discretionary contribution to all employees.
Perquisites	Most perquisites were eliminated January 1, 2008.	No change.

Pay for Performance

Our executive compensation programs are designed to align a substantial portion of pay to Company performance. The table and charts below outline the percent of value for each element of target total direct compensation.

Element	CEO	Other NEOs
Annual Incentive	22%	24%
Performance-Vested RSUs	46%	38%

Total Performance-Based	68%	62%
Time-Vested RSUs	20%	16%

Total At-Risk	88%	78%

Performance-based compensation includes the AIP and performance-based RSUs. The annual incentive, performance-based RSUs and time-vested RSUs portions of the charts below reflect the components of compensation that are at risk.

SunTrust Banks, Inc. - 2016 Proxy Statement	19

Executive Compensation

Below we explain how our 2015 annual incentive awards and long-term incentive grants are tied to future performance.

Annual Incentive Plan (AIP). Payments to NEOs under our AIP generally are based entirely on the achievement of corporate performance objectives. NEO AIP awards granted in 2015 were based on annual results for net income available to common shareholders (50% weighting), tangible efficiency ratio (25% weighting), and return on average assets (25% weighting). In 2015, we provided an additional opportunity equal to 10% of target based on PPNR.

Long-Term Incentives. Our 2015 long-term incentive grants had two components. 70% of our long-term incentive award value consisted of performance-based RSUs that will vest based upon a matrix which combines performance goals for our TSR relative to a peer group and our ROTCE on an absolute basis, in both cases measured over the three years 2015-2017. Further, vesting of any portion of the award is conditioned on the achievement of an absolute earnings per share hurdle. Finally, 30% of our long-term incentive award value consisted of time-vested RSUs.

Grant Value	Grant Description	Performance Period	Performance Goals	Vesting[1]
70%	Performance-based RSUs	2015–2017	• Minimum EPS hurdle, • SunTrust TSR Rank Compared to Peer Group, and • SunTrust ROTCE (absolute basis)	Earned awards vest on Feb. 10, 2018. The Company imposes a mandatory one-year deferral on awards earned in excess of 130% of target.
30%	Time-vested RSUs	N/A	N/A	Vests ratably over 3 years on each anniversary of the grant date.

[1]	NEOs are required to retain 50% of net shares for a minimum of one year as required by our Share Ownership and Share Retention Requirements.

Analysis of 2015 Compensation Compared to 2014 Compensation

In 2015, we maintained our policy to deliver total direct compensation at approximately the median of our peer group. Salaries for our NEOs were unchanged relative to 2014.

Actual 2015 non-equity incentive compensation earned, delivered through our AIP, reflects a slight decrease from 2014; while Company performance in 2015 was solid, we did not exceed targets to the degree we did in 2014. The AIP payments for our NEOs were determined by a formula based entirely on company results with a few Committee adjustments (for Messrs. Gillani, Freeman and Cheriyan). We discuss AIP in greater detail below under “2. Short-Term (Annual) Incentives.”

The grant date fair value of equity awards was approximately the same in 2015 compared to 2014 and was based largely on competitive market data, which the Committee reviews annually.

Finally, the change in net present value of future pension benefits for most NEOs decreased in 2015 compared to 2014. This comparison is driven by the fact that in 2015 the change in pension values declined due to increases in discount rates and changes in actuarial crediting rates. We discuss pension benefits in greater detail below in “4. Benefits” and “2015 Pension Benefits Table.”

Executive Compensation Program Overview

Our current executive compensation program has four parts:

1.	Salary.

2.	Short-Term (Annual) Incentives.

3.	Long-Term Incentives, and

4.	Benefits.

The various components of 2015 NEO compensation are described below.

1. Salary

We pay salaries to attract and retain talented executives. We target the level of salary at approximately the median of our peer group to be competitive. Salary affects the level of other benefits, such as the potential payments under the AIP and potential severance payments, discussed below.

The Committee generally considers annual increases to base salary after considering an individual’s performance, changes in market compensation, experience level and/or changed responsibilities. Salaries for our NEOs were unchanged in 2015 compared to the prior year.

20	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

2. Short-Term (Annual) Incentives

The AIP is a short-term cash incentive program which rewards the achievement of annual performance goals, primarily annual financial goals. We designed the AIP to:

•	Support our strategic business objectives.

•	Promote the attainment of specific financial goals.

•	Reward achievement of specific performance objectives.

•	Encourage teamwork.

All NEOs participate in the AIP. The amount paid to an executive under the AIP is a function of:

•	A target award amount expressed as a percentage of base salary.

•	The level of achievement of AIP goals which were established by the Committee based on Company performance for the executive.

•	Payout amounts established in advance by the Committee which correspond to the actual level of performance.

We target our AIP opportunity to approximate the median of peer practice. The size of the annual incentive indirectly affects potential payment under the change in control agreements, discussed below under “4. Benefits.”

In February of each year, the Committee determines the performance metrics which best support achievement of annual operating objectives and financial goals and establishes target performance goals based largely on management’s confidential business plan and corresponding budget for that year. The Committee considers multiple financial metrics with emphasis on revenue growth, expense management, and profit improvement.

For the 2015 AIP, we generally used the same three corporate performance measures as in 2014: net income available to common shareholders (50% weight), tangible efficiency ratio (25% weight), and ROAA (25% weight). We also added a new measure, PPNR, which we discuss separately, below. Our tangible efficiency ratio is the ratio of our noninterest expense, excluding intangible amortization expense, to our revenue. ROAA is the ratio of our net income divided by our average assets. Average assets is the average amount of total assets over a financial statement period, rather than the balance on the last day of the period. The Committee chose the tangible efficiency ratio because it is an important measure used by analysts and shareholders to evaluate how well we are managing our organization. The lower the efficiency ratio, the better, as it means a greater percentage of each dollar of revenue is converted to profit. The Committee added ROAA in 2014 as a step towards incorporating a balance sheet return element and towards eventually incorporating return on equity. The Committee also sets minimum and maximum performance levels for each performance measure.

Actual payouts under the AIP depend on the level at which we achieve the performance measures. The Committee approved the following performance targets for 2015:

	2015 Annual Incentive Plan Objectives
	Minimum	Target	Maximum

Net Income Available to Common Shareholders (50% weight)	$1.5 Billion	$1.8 Billion	$1.9 Billion

Tangible Efficiency Ratio (25% weight)	64.0%	62.5%	61.5%

Return on average assets (25% weight)	0.96%	1.01%	1.03%

Payout % of Target	0.0%	100.0%	150.0%

These goals reflect a robust plan to grow the business and progress towards our long-term tangible efficiency ratio target of below 60%.

For the NEOs, AIP payments generally are based entirely on corporate, rather than individual performance objectives because NEOs hold positions that have a substantial impact on the achievement of those measures. This approach also reflects an expectation that collective performance will result in improved business performance and favorably impact shareholder value. However, the Committee retains the discretion to adjust actual awards to individual NEOs based upon individual performance.

The Committee reviews actual performance relative to pre-set goals which were set by reference to the Company’s confidential business plan and forecast. When evaluating whether those goals were achieved and determining final awards, the Committee has the discretion to adjust GAAP net income available to common shareholders, tangible efficiency ratio, and ROAA for unplanned, unusual or non-recurring items of income or expense. It does this when actual results are affected by factors outside of management’s control or which were different from the assumptions underlying the Company’s business plan. The Committee has developed a set of guiding principles to assist it in considering possible adjustments. Generally, the Committee will adjust actual results only when potential adjustments are (i) material, (ii) are easily understood by participants, and (iii) allow participants to better impact performance and drive results. Also, the Committee will make such adjustments to both increase and decrease payouts. Applying these guiding principles, the Committee did not adjust 2015 results.

SunTrust Banks, Inc. - 2016 Proxy Statement	21

Executive Compensation

The AIP for our NEOs was funded as follows:

	Weight	Results	Measure Funding Level	Blended Corporate Funding Level

Net Income Available to Common Shareholders	50%	$1.863 Billion	131.5%	120%
Tangible Efficiency Ratio	25%	62.6%	90.7%
ROAA	25%	1.02%	125%

The Committee made no changes to the target awards as a percent of base salary for any of the NEOs in 2015. In 2015, the Committee, based in part upon the recommendation of our CEO, exercised its discretion to make adjustments to the actual AIP awards for certain of our NEOs, as set forth in the table below:

	Target as a % of Base Salary	Target Award	Actual Award
Mr. Rogers	185%	$1,711,250	$2,053,500
Mr. Gillani	105%	$630,000	$793,800	[1]
Mr. Chancy	115%	$718,750	$862,500
Mr. Freeman	105%	$630,000	$718,200	[2]
Mr. Cheriyan	105%	$525,000	$598,500	[3]

[1]	The Committee increased Mr. Gillani’s award by 5% after consideration of his contribution to the Company’s financial performance.

[2]	The Committee decreased Mr. Freeman’s award by 5% after consideration of progress made on certain initiatives.

[3]	The Committee decreased Mr. Cheriyan’s award by 5% after consideration of progress made on certain initiatives.

PPNR Opportunity

In 2015, the Company introduced an enhancement to the AIP for certain enterprise executives, including the NEOs (other than the CRO), which we refer to as the PPNR Opportunity. This is an additional incentive that is part of AIP, and which opportunity is a function of an executive’s target AIP award.

The Committee added the PPNR Opportunity in order to drive growth in PPNR. PPNR is the sum of net interest income and noninterest income, less expenses (other than the provision expense). Growing PPNR is a way to increase operating leverage by focusing on quality revenue and is a measure used by our regulator in the capital planning process. Because goals were set at levels above the current operating plan, the PPNR Opportunity is designed to be self-funding.

Eligibility for the PPNR Opportunity was determined by the committee and consisted of approximately 50 enterprise executives whom the Committee believes could drive meaningful change. Due to potential conflicts of interest, the Chief Risk Officer and certain other control personnel were not eligible to participate. Because Mr. Freeman served as Chief Risk Officer until October 31, 2015, he participated in the PPNR Opportunity only on a pro rata basis in 2015.

Like the regular AIP, the Committee established threshold, target, and maximum performance goals based largely on management’s confidential business plan and corresponding budget for that year.

	Minimum	Target	Maximum
PPNR	$2.96 Billion	$2.98 Billion	$3.0 Billion
Payout % of Target	5.0%	10.0%	15.0%

Performance below the minimum results in no additional payment in respect of the PPNR Opportunity. Performance at the minimum to maximum levels results in an additional payment ranging from 5% to 15% of the participant’s target AIP award. However, for all participants in the PPNR Opportunity, AIP funding is capped at 150% of target and, therefore, the PPNR Opportunity award is reduced if plan funding exceeds 150%.

As with the base AIP, the Committee reviews actual performance relative to pre-set goals and, when determining final awards, the Committee has the discretion to adjust reported PPNR for unplanned, unusual or non-recurring items of income or expense. Applying the guiding principles discussed above, the Committee did not adjust 2015 PPNR.

PPNR1 of $2.867 billion corresponded to a payout below threshold performance. The following table includes each NEO’s 2015 target and actual PPNR award.

	2015 Target PPNR Award	2015 Target PPNR Award	Actual 2015 PPNR Award	Actual 2015 PPNR Award
Mr. Rogers	10%	$171,125	0%	$0
Mr. Gillani	10%	$63,000	0%	$0
Mr. Chancy	10%	$71,875	0%	$0
Mr. Freeman	10%	$63,000	0%	$0
Mr. Cheriyan	10%	$52,500	0%	$0

[1]

PPNR is a non-GAAP financial measure. GAAP net income available to common shareholders was $1.863 billion. We provide a reconciliation from PPNR to net income available to common shareholders in our 2015 Annual Report on Form 10-K in Table 1 which begins on page 27.

22	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

3. Long-Term Incentives

A key objective of our long-term incentives is to reward management for effective long-term decision-making. These incentives focus attention on long-range objectives and future returns to shareholders. Long-term incentives also help achieve our objective of retaining top talent. The Committee ties the value of the long-term incentives for this group entirely to corporate performance or stock price rather than to individual performance because of the role these executives play in our success. Since 2008, the long-term incentives for NEOs have been entirely in equity with no cash component. We determine the amount of long-term incentives based primarily on a review of market and peer practices.

In 2015 we made two different types of long-term incentive awards as part of our regular LTI award process. This allows us to measure and reward performance differently. Those awards were:

Award	2015	2016	2017	2018	2019
RSUs–TSR and ROTCE (70%)	3-Year Performance Period Minimum EPS hurdle SunTrust TSR rank compared to peer group SunTrust ROTCE compared to pre-set absolute goals			If earned, vests upon determination of results—Feb. 10, 2018	Hold 50% of Net Shares for 1 Year Minimum Additional one-year holding period to the extent any earned awards exceeds 130% of target
RSUs–Time Vested (30%)	Time vested Equity ownership aligns executives with shareholders	One-third vests Feb. 10, 2016	One-third vests Feb. 10, 2017	One-third vests Feb. 10, 2018	Hold 50% of Net Shares for 1 Year Minimum

Changes from Prior Year. In 2015, we continued to use performance-based equity and time-vested restricted stock units. For our performance-based equity, we again used a minimum EPS hurdle and relative TSR but combined TSR in a matrix structure with return on tangible common equity in order to expand the diversity of the measures we use. In addition to meeting performance requirements, half of the net shares which vest under all awards are subject to an additional 1-year holding period under our Share Ownership and Share Retention Requirements.

Performance-based RSUs—TSR and ROTCE. 70% of the long-term incentive was delivered via performance-based RSUs which require (1) the achievement of an earnings-per-share hurdle, (2) a determination of TSR performance relative to a peer group, and (3) a determination of ROTCE performance relative to pre-set goals.

First, an EPS hurdle must be achieved to ensure that awards are consistent with banking safety and soundness. Provided that a cumulative $3.00 per share EPS target is achieved, a preliminary number of shares are earned based on SunTrust’s TSR rank relative to the peer group measured over a 3-year performance period as follows:

Performance	3-Year Relative TSR Rank	Earned Award as a Percent of Target
Maximum	1	150%
	2	140%
	3	130%
	4	120%
	5	110%
Target	6 (median)	100%
	7	85%
	8	70%
Threshold	9	55%
	10	0%
	11	0%

SunTrust Banks, Inc. - 2016 Proxy Statement	23

Executive Compensation

Next, this preliminary number of earned shares is scaled based upon SunTrust’s ROTCE performance measured over a 3-year performance period as follows:

Average ROTCE	Incentive Adjustment Factor
10.0+%	100%
9.0% - 9.99%	80%
8.0% - 8.99%	60%
7.0% - 7.99%	40%
6.0% - 6.99%	20%
0.0% - 5.99%	0%

These performance levels reduce compensation where average ROTCE fails to reach 10%.

These performance levels were established by the Committee with the involvement of management after review of the Company’s business plan and multi-year forecasts, current operating results, and peer performance.

Awards are further subject to the following conditions. First, if our TSR is negative at the end of the performance period, then the payout will be capped at target even if our TSR exceeds the peer median. Second, we impose a mandatory one-year deferral to the extent any earned award exceeds 130% of target.

Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of common stock and then paid only if the underlying award vests. These awards are subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” below.

Time-Vested RSUs. 30% of the long-term incentive was delivered via time-vested RSUs which vest pro rata annually over three years (i.e. one-third each year). We use time-vested RSUs instead of stock options to reduce the leverage to operating results, thereby reducing potential compensation risk while continuing to align executives’ interests with shareholders through equity ownership.

Executives are required to retain 50% of net shares under both awards for a minimum of one year, ensuring longer-term alignment with shareholder risk. These awards are also subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” below.

Performance-Based Awards Granted in Prior Years. Performance targets and actual results for the completed performance periods for awards made in prior periods are described below. The underlying units were earned based on actual performance compared to pre-established performance criteria for each period over the three-year cycle of the award.

2013 TSR RSUs. Forty percent of the long term incentive awards granted in 2013 were restricted stock units that vested based upon our total shareholder return (TSR) performance relative to a peer group of 10 banks. The three-year performance period for this award was January 1, 2013 through December 31, 2015. Awards could be earned based on SunTrust’s relative TSR ranking among the peer group as follows:

Performance	STI TSR vs. Peer Median	Percent of Award That Vests
Maximum	+20%	125.00%
	+15%	118.75%
	+10%	112.50%
	+5%	106.25%
Target	at peer median	100.00%
	-5%	81.25%
	-10%	62.50%
	-15%	43.75%
Threshold	-20%	25.00%
	<-20%	0.00%

The Committee determined that SunTrust’s TSR of 64% was 16% above the peer group median TSR of 48%. Accordingly, 120% of the award vested on February 26, 2016.

2013 RORWA RSUs. Forty percent of the long-term incentive awards granted in 2013 was RSUs that vest based upon our return on risk-weighted assets (RORWA). These awards had three separate one-year performance periods, ending on December 31, 2013, 2014, and 2015, respectively, and one-third of the units could be earned for each annual performance period. For the performance period ending December 31, 2015, the Committee set threshold performance at 80 basis points, for which 50% of one-third of the award would vest, and target performance at 100 basis points, for which 100% of one-third of the award would vest. These performance levels were established by the Committee with the involvement of management after review of the Company’s business plan and multi-year forecasts, current operating results, and peer performance. Failure to satisfy the threshold performance condition results in the forfeiture of that one-third of the award. Interpolation is applied between the threshold and target levels.

RORWA for 2015 was 115 basis points on both a GAAP and an adjusted basis, so 100% of one-third of the award was earned on December 31, 2015. All three one-year performance periods were earned (2013, 2014, 2015) so the entire 2013 grant cliff vested on February 26, 2016. Awards were settled in shares of common stock. These awards are subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” below.

24	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

Co-Investment Grants — One-Time Performance Based Restricted Stock Unit Award — Return on Assets. In February 2012, the Company made a special, one-time long-term incentive award to a select group of senior executive officers of the Company. Referred to as the 2012 co-investment grant, this award was intended to focus executives on achieving a significant increase in performance over the succeeding four years in a challenging business environment, as well as to address retention concerns during the transition period of a newly-formed management team.

The grant aligned compensation with shareholder interests by requiring achievement of a challenging performance goal tied to the Company’s profitable growth strategy. The grant would vest only if the Company achieved an ROA goal of 1.00% (100 basis points) for the fiscal year ending December 31, 2015.

For the fiscal year ended December 31, 2015, the Company achieved a 1.02% ROA and, therefore, the grant vested on February 14, 2016 and was settled in shares of SunTrust stock. For perspective, 2015 ROA of 1.02% represents a significant improvement from the Company’s 2011 ROA of 0.42%, and was driven by significant improvements in efficiency and credit quality. This coincided with the Company’s out-performance in total shareholder return. For the four years ended December 31, 2015, SunTrust’s TSR was 154%, which compared favorably to the median of its peer group of 76%. The Company’s TSR during this period ranked 1st within our 11-bank peer group (10 peer banks and SunTrust).

4. Benefits

401(k) Plan and Deferred Compensation Plan. We offer a qualified 401(k) Plan and a nonqualified deferred compensation plan to provide tax-advantaged savings vehicles. We make matching contributions to the 401(k) Plan and the Deferred Compensation Plan to encourage employees to save money for their retirement. These plans, and our contributions to them, enhance the range of benefits we offer to executives and enhance our ability to attract and retain employees.

Under the 401(k) Plan for 2015, employees may defer from 1% to 50% of their eligible pay (subject to Internal Revenue Service limits). We match the first 6% of eligible pay. We may also provide an annual discretionary contribution to all employees. Matching contributions are deposited into investment funds based on participants’ directions.

We also maintain a nonqualified deferred compensation plan in order to further assist NEOs and certain other executives in saving for retirement. Under the Deferred Compensation Plan, participants may defer from 6% to 50% of base salary and from 6% to 90% of incentive compensation. The Deferred Compensation Plan also provides for a Company contribution equal to 6% of the participant’s eligible earnings in excess of the IRS qualified plan compensation limit. For NEOs who did not participate in the SunTrust SERP or the SunTrust Restoration Plan, the Company contribution equals 6% of the participant’s eligible earnings in excess of the IRS qualified plan compensation limit, up to 2 times that limit. A participant’s Company contribution may not be greater than his or her actual deferrals under the Deferred Compensation Plan. Because the Deferred Compensation Plan is unfunded, we account for all participants’ deferrals plus our matching contributions in phantom investment units. Participants’ investment choices in the Deferred Compensation Plan are essentially the same investment options offered in the 401(k) Plan.

Perquisites and Other Benefits. We eliminated most perquisites and personal benefits on January 1, 2008 with the exception of limited use of corporate aircraft. In 2015, perquisites and other benefits were less than $10,000. Certain use of our corporate aircraft may constitute a personal benefit, and we disclose this benefit when the incremental cost of providing this benefit, together with the aggregate incremental cost of all other perquisites and personal benefits, is at least $10,000.

Post-Termination Compensation — Retirement Plans. We previously provided employees with certain pension benefits. However, at the end of 2011, the Committee froze the Company’s retirement plans, including our qualified defined benefit pension plan, the SunTrust Banks, Inc. Supplemental Executive Retirement Plan (“SERP”), the SunTrust Banks, Inc. ERISA Excess Plan (“Excess Plan”), and the SunTrust Banks, Inc. Restoration Plan (“Restoration Plan”). As a result, the benefits provided under these plans were fixed and do not reflect subsequent salary increases or service credit. Additionally, pay credits under the cash balance formula ceased as of December 31, 2011. However, we continue to recognize service for vesting and eligibility requirements for early retirement, and interest credits under the cash balance formula will continue to accrue until benefits are distributed. Actual amounts vary for each NEO based on years of service, years remaining until retirement, and compensation history. In lieu of traditional pension benefits, we increased the Company contributions under our defined contribution plans.

Post-Termination Compensation — Severance. None of our NEOs has an employment agreement which requires us to pay their salary or severance for any period of time. However, each NEO has benefits under change in control (“CIC”) agreements during a transition period, and has benefits under an executive severance plan.

We entered into the CIC agreements because the financial services industry has been consolidating for a number of years and we do not want our executives distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. We think it is important that our executives can react neutrally to a potential change in control and not be influenced by personal financial concerns.

SunTrust Banks, Inc. - 2016 Proxy Statement	25

Executive Compensation

We believe that CIC agreements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, our CIC agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason.” This is often referred to as a “double-trigger.” It ensures that we will not become obligated to make payments under the CIC agreements unless the executive’s employment actually terminates as a result of the change in control. The CIC agreements provide these same protections to our executives whom we terminate without “cause” or who terminate for “good reason” in anticipation of a change in control if such termination occurs during the period beginning with shareholder approval of a change in control and ending on the date the change in control actually occurs. Our long-term incentive compensation arrangements also have a double-trigger requirement prior to accelerated vesting in connection with a change in control. We also condition all payments under the CIC agreements on an executive agreeing to confidentiality, non-solicitation and non-disparagement provisions.

We have provided notice of termination of the existing CIC agreements with each NEO, and each of those agreements will terminate as noted in the table that follows.

NEO	CIC Termination Date
William H. Rogers, Jr.	August 5, 2016
Aleem Gillani	May 11, 2016
Mark Chancy	August 5, 2016
Thomas E. Freeman	August 8, 2016
Anil Cheriyan	April 12, 2016

Executive Severance Plan. The Company adopted the Executive Severance Plan on April 22, 2014. It will eventually replace the CIC agreements. Our purpose for doing this is to enhance our ability to continue to attract and retain talented executives by providing severance benefits. The executive severance plan also allows us to better standardize benefits among executives and to transition from grandfathered CIC agreements, some of which were entered into several years ago and which contain provisions which are no longer consistent with market practices or no longer consistent internally. In particular, this will allow us to eventually terminate tax gross-up provisions that were grandfathered into older CIC agreements and to better align benefits with seniority and executive responsibility, thereby improving internal pay equity. Under this plan, executives will receive benefits upon termination of employment in connection with a change in control, and lesser severance benefits in connection with certain other terminations such as a reduction in force.

Under the Executive Severance Plan, executives will receive severance upon their involuntary termination of employment in connection with either (1) a reduction in force; job elimination;

consolidation, merger or divestiture; or changes to the NEO’s existing position where it is no longer an “equivalent position”, or (2) a change in control, where the NEO’s employment is terminated without cause, or (3) the NEO resigns for good reason during the 2-year period following a change in control. Upon a termination of employment in connection with (1) above, NEOs other than the CEO will receive an amount equal to 1.5 times their base salary, and the CEO will receive an amount equal to 2 times his base salary. Upon a termination of employment in connection with (2) and (3) above (i.e. in connection with a change in control), NEOs including the CEO will receive an amount equal to 2 times (3 times for certain officers) their base salary and target bonus and a pro-rated portion of the annual bonus earned in the year of termination.

Until the termination of the CIC agreements for the NEOs noted above, NEOs will continue to receive the greater benefit under the CIC agreement instead of the benefit under the Executive Severance Plan.

Executive Compensation Decision-Making Processes

Participants in Decision-Making

The Compensation Committee of the Board makes decisions regarding the compensation of our executives. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives and the requirements of the appropriate regulatory bodies. The Committee also oversees the administration of executive compensation plans, including the design of, performance measures and targets for, and award opportunities under, the executive incentive programs and certain employee benefits.

The Committee reviews executive officer compensation at least annually to ensure that senior management compensation is consistent with our compensation philosophy, company and individual performance, changes in market practices, and changes in an individual’s responsibilities. The Committee has continued to consider individual performance, long-term potential, and other individual factors in making promotions and setting base salaries. Among the elements of individual performance considered by the Committee are leadership, talent management, risk management, and individual contributions to our improvement in financial performance, including growing the business, efficiency and productivity.

Historically, at the Committee’s February meeting, the Committee conducts a more specific review which focuses on performance and annual and long-term incentive awards for eligible employees for the most recently-completed fiscal year. This review considers corporate and individual performance, changes in an NEO’s responsibilities, data regarding peer practices, and other factors.

26	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

The Committee reviews and approves the amount of each component of total compensation paid to the CEO and the other NEOs. It also reviews the individual components of total compensation for the executive officers, including all CEO direct reports. The Committee reviews the performance and compensation of the CEO and the CEO’s direct reports at the Corporate Executive Vice President level and above. The CEO and members of our Human Resources function assist in the reviews of such direct reports. The Committee’s compensation consultant supports such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with our philosophies and objectives. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant, and the Committee annually reviews the general components of such compensation. The CEO also makes recommendations to the Committee to adjust the amount paid to his direct reports based on performance relative to individual goals.

Compensation Consultant

To assist in efforts to meet the objectives outlined above, the Committee engages an independent executive compensation consulting firm to advise it on a regular basis on our executive compensation and benefit programs. The Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Committee. The consultant reports to the Committee Chair. Pursuant to the Committee’s charter, the Committee has the power to hire and fire such consultant and engage other advisors.

The engagement of a compensation consultant raises the potential for a conflict of interest. To minimize the potential for conflicts of interest, we limit the use of the Committee’s compensation consultant to only executive compensation and benefits matters. Also, we annually report to the Committee the amount of fees paid to the compensation consultant and the types of matters on which the consultant advised. In 2015, Frederic W. Cook & Co., Inc. performed services solely for the Committee or other committees of the SunTrust Board of Directors. The Committee determined that the work of Frederic W. Cook & Co., Inc. in 2015 did not raise any actual conflict of interest. Additionally, the Committee determined that Frederic W. Cook & Co., Inc. was independent of management after considering several factors, including (1) whether they provided any other services to the Company; (2) the amount of fees received from the Company by them as a percentage of their total revenue; (3) their policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of the compensation consultant with a member of the Committee; (5) the amount of SunTrust stock owned by them; and (6) any business or personal relationships between the executive officers of the Company and them.

Market Competitiveness

To ensure that we continue to offer competitive total compensation to our NEOs, annually the Committee reviews the marketplace in which we compete directly for executive talent. The Committee looks at the market in two ways: as a select group of peer companies and as a broader financial services industry. From this review, the Committee generally positions target total compensation—salary, short-term incentives, long-term incentives, and benefits—at the peer median, with minor deviations to reflect individual circumstances. Total compensation, as well as each component of total compensation, is benchmarked separately.

The Committee did not change the peer group for 2015, and it continued to include the following members:

• BB&T Corporation	• M&T Bank Corporation
• Capital One Financial Corporation	• PNC Financial Services Group Incorporated
• Comerica Incorporated	• Regions Financial Corp
• Fifth Third Bancorp	• U.S. Bancorp
• KeyCorp	• Wells Fargo & Company

The Committee occasionally reviews other peer data. As a result of the ongoing developments within the financial services industry, which includes consolidation, we continually monitor compensation actions occurring within our industry. This is important as we strive to attract, retain and motivate our executive talent. We review financial services industry compensation data from published third-party surveys of financial services companies of approximately the same asset size. The Committee uses this data, in addition to the peer group data, largely in its review of base salaries, but the Committee also uses it when making short-term and long-term incentive decisions. We do this because in some cases, the availability of relevant peer information is limited for some specific executive positions. We also do this because we may compete for the same executive talent with all financial services companies. Additionally, we believe that the integrity of our executive compensation decisions improves with additional information.

Tally Sheets and Other Data

Members of our Human Resources function regularly provide the Committee with information regarding the value of prior grants and participation in our plans. This information includes (i) accumulated gains, both realized and unrealized, under restricted stock, stock option, and other equity grants, (ii) projected payments under our retirement plans, and (iii) aggregate amounts deferred under our nonqualified

SunTrust Banks, Inc. - 2016 Proxy Statement	27

Executive Compensation

deferred compensation plans. Additionally, we provide the Committee with information regarding potential payments to our executive officers under various termination events, including retirement, termination for cause and not for cause, and upon a change in control. We provide the Committee with both the dollar value of benefits that are enhanced as a result of the termination event and the total accumulated benefit. We provide similar information in the “2015 Potential Payments Upon Termination or Change in Control Table” below, except that in that table we report only the amount that is enhanced as a result of the termination event in order to not double-count compensation that we reported in previous years. By having this information, the Committee is informed of possible scenarios that involve compensation.

Investor Outreach and Say-on-Pay

We began a formal, annual shareholder outreach program in 2012. Since that time, members of our Investor Relations and Legal departments have spoken with most of our thirty-five largest shareholders. We provide more information about these discussion in this Proxy Statement at “Investor Outreach.”

The Committee attempts to balance the interests of shareholders, regulators, and other interested parties. In each of the last six years, more than 90% of the votes cast were in favor of our executive compensation programs. We are proud of these results and believe our shareholders support our compensation policies and programs. Due to this consistent strong support, we did not make any material changes to our 2015 compensation policies as a result of the advisory vote.

Other Guidelines and Procedures Affecting Executive Compensation

Grants of Stock-Based Compensation. The Committee approves all grants of stock-based compensation to each executive officer. The Committee also approves the size of the pool of stock-based awards to be granted to other employees and delegates to the CEO the authority to make and approve specific grants to employees other than the executive officers. The Committee reviews such grants and oversees the administration of the program.

Stock-Based Compensation-Procedures Regarding Timing and Pricing of Grants. Our policy is to make grants of equity-based compensation only at current market prices. Absent special circumstances, it is our policy to make most equity grants at the February meeting of our Board. However, we make a small percentage of grants at other times throughout the year, mostly on the date of regularly-scheduled meetings of the full Board in connection with exceptional circumstances, such as the hiring or promotion of an executive officer, special retention circumstances, or merger and acquisition activity.

We try to make stock-based grants at times when they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Instead, these grants primarily have grant dates corresponding to the date of the February Board meeting or the next pre-selected off-cycle grant date. We chose the February meeting of our Board because it is the first meeting of the Board after we have publicly announced financial results for the completed year. This date also allows time for performance reviews following the determination of corporate financial performance for the previous year. This allows us to make grants at a time when our financial results have already become public. We believe we minimize the influence of our disclosures of non-public information on these long-term incentives by selecting dates well in advance and which fall several days or weeks after we report our financial results, and by setting the vesting period at one year or longer. We follow the same procedures regarding the timing of grants to our executive officers as we do for all other participants.

Recoupment of Incentive Compensation (Clawbacks)

For several years, the Committee has included stringent recoupment provisions in every incentive award agreement, both long and short-term. These provisions allow the Company to recoup or forfeit compensation in the event of certain business unit or line of business losses, detrimental conduct, and financial statement restatements, after taking into account the magnitude of the loss, the employee’s involvement in the loss, the employee’s performance, and any other factors deemed appropriate.

SunTrust and the Board are committed to pursuing recoupment actions and other sanctions (including termination of employment) against current and former teammates believed to have acted unethically. We have a standing committee comprised of internal leaders who track significant events for possible recoupment and other appropriate sanctions. At least quarterly, the Compensation Committee of our Board of Directors reviews the status of matters tracked by this committee.

In July 2015, the SEC published proposed rules regarding the disclosure and administration of clawback policies. In November 2015, SunTrust early-adopted a formal, written recoupment policy that meets or exceeds SEC requirements. In addition, our policy memorializes SunTrust’s existing practice of including provisions authorizing the Company to clawback incentive compensation in essentially every incentive award agreement for essentially every employee. This includes both performance-vested and time-vested compensation. You can view the policy on our Investor Relations website, investors.suntrust.com, under the heading “Governance.”

28	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

Share Ownership and Share Retention Requirements

Although our directors and executive officers already have a significant equity stake in our company (as reflected in the beneficial ownership information contained in this Proxy Statement), we have adopted share ownership and retention requirements for directors and for senior management to formalize these important principles of share ownership and share retention. A summary of the requirements is provided below.

Position	Share Retention Requirement	Stock Ownership Requirement

CEO	50% retention requirement for one year and until ownership requirement is met	5X Base Salary

CEO’s Direct Reports	50% retention requirement for one year and until ownership requirement is met	3X Base Salary

Executives are required to retain 50% of net shares for a minimum of one year, and thereafter such shares may be sold only to the extent they exceed the ownership requirement. This ensures longer-term alignment with shareholder risk. Net shares means shares acquired from Company-sponsored incentive plans after payment of transaction costs, including exercise prices and income taxes, whether or not shares are actually sold to pay these exercise costs.

We allow these officers five years to meet the ownership requirement from the date they became an executive officer. We count unvested restricted stock and our common stock or its equivalent held in the 401(k) Plan and phantom shares in nonqualified plans. We do not count unvested performance shares, or vested or unvested stock options. Each executive officer met the requirements of this policy in 2015.

We require non-employee members of our Board to own at least 15,000 shares of our common stock, which is approximately five times their annual equity retainer. We count restricted stock, restricted stock units, and deferred or phantom stock towards this requirement. We allow members of the Board five years in which to meet this requirement. Presently, all Board members are in compliance with this requirement as it applies to them.

Anti-Hedging and Anti-Pledging Policies

We prohibit our executive officers and directors from hedging the risk of ownership of SunTrust stock. We also prohibit directors and executive officers from pledging shares of SunTrust stock except to the extent that such shares exceed the amount required to be held by them to comply with the Share Ownership and Retention Policy as it applies to them

(that is, as either a director or executive officer). None of our executive officers or directors have hedged or pledged any of their shares. If our officers or directors were to pledge any of their stock, then we would disclose such pledges at “Stock Ownership of Directors, Management, and Principal Shareholders” in this proxy statement.

Tax Considerations

We consider the tax treatment of various forms of compensation and the potential for excise taxes to be imposed on our NEOs which might have the effect of hindering the purpose of such compensation. While we do not design our compensation programs solely for tax purposes, we do design our plans to be tax efficient for us where possible and where the design does not add a layer of complexity to the plans or their administration. This requires us to consider several provisions of the Internal Revenue Code. While we endeavor to use tax-efficient compensation structures when feasible, the Compensation Committee has the discretion to deliver non-deductible forms of compensation.

Compensation Policies that Affect Risk Management

We maintain incentive compensation plans for a large number of employees in addition to our executive officers. In this section, we describe some of our policies regarding our use and management of our incentive compensation plans, and how we manage risks arising from our use of incentive compensation. We do not believe that the risks which may arise from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

We Use Incentives Differently Based on Job Type.

We have two primary short-term incentive plans. Our NEOs, senior executives, most managers and certain key employees participate in the AIP. These are employees with broader, company-wide and/or strategic responsibilities. This includes headquarters executives as well as leaders in various functions, such as Finance, Accounting, and Human Resources. The AIP provides an annual payout if performance exceeds pre-established corporate goals and/or if pre-established divisional and individual goals are achieved. For our senior executives, these awards are based entirely or primarily on corporate performance. Awards for other employees generally are funded based on 25% corporate performance, 25% line of business or functional area (e.g., Finance Department) and 50% based on an individual funding component that is triggered by meeting a minimum threshold of net income available to common shareholders. In 2015, we used net income available to common shareholders, tangible efficiency ratio, ROAA, and PPNR, as the metrics for corporate performance.

SunTrust Banks, Inc. - 2016 Proxy Statement	29

Executive Compensation

Other executives and groups of employees participate in short-term incentive plans designed to support the business objectives of the line of business in which they reside. We refer to these as Functional Incentive Plans (FIPs). The primary purpose of FIPs is to drive employee behavior in a direction consistent with the business objectives of the unit, line of business, and the Company. These incentive plans are generally used to create a strong sales culture and are a focal point for setting and measuring performance.

We Create Different Incentive Plans for Different Jobs. We use FIPs to link employee compensation to the successful achievement of goals. We structure FIPs to drive behaviors that directly affect revenue or productivity, and use FIPs as the method for determining payouts to individuals based on identified performance measures. In 2015, we used 37 separate FIPs. While our FIPs have many common features and plan terms, generally they are either a commission plan, incentive plan or a bonus plan. Commission plans pay based on production less a monthly draw. Incentive plans pay based on formulas tied to new sales and revenue growth above a threshold. Bonus plans provide annual discretionary awards from a pool of dollars funded through business unit profit and/or revenue performance.

How We Manage Risks Arising From Incentive Compensation. We manage risks that may arise from our incentive compensation in several ways:

Balanced Risk-Taking Incentives. We balance incentive compensation arrangements with our financial results. We review our incentive plans regularly to ensure that they do not provide incentives to take excessive or unnecessary risks.

Controls and Risk Management. We use risk-management processes and internal controls to reinforce and support the development and maintenance of our incentive compensation arrangements.

Strong Corporate Governance. We reinforce our compensation practices with strong corporate governance. We describe the active role of the Compensation Committee of our Board in the Board Committees and Compensation Discussion and Analysis sections of this Proxy Statement. Compensation Committee governance includes a report by the Chief Risk Officer on the management of risk in our incentive plans. Additionally, senior leaders (Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Human Resources Officer, and Director of Total Rewards) regularly review the effectiveness of our incentive plans.

Use of Performance Measures that Include or Adjust for Risk. We assess the effect of risk on our incentives in several ways. Under the AIP, we use performance metrics which are closely correlated to shareholder return. These implicitly include an important risk focus. Under our FIPs, we use a variety of measures. We have expanded the use of risk-adjusted performance measures, such as risk-adjusted return on capital (RAROC), within the design of some of our FIPs.

Management of Risk Realization. We also utilize a variety of techniques to address risks that we may realize.

Clawbacks and Forfeitures. We have expanded our clawback and forfeiture provisions for incentive compensation plans. We discuss these in greater detail above in “Recoupment of Incentive Compensation (Clawbacks).”

Deferred Compensation. We standardized long-term mandatory deferred cash compensation arrangements which are subject to new forfeiture provisions. We continue to monitor the use of deferred compensation from a competitive market perspective.

Qualified Production. Our incentive plans include language that reinforces our compliance and control policies. Examples include the exclusion of certain types of transactions or sales from commission calculations due to exceptions, the reduction in qualified production for certain types of higher risk products, and the potential to forfeit awards as a result of realized losses.

Other Changes. We began conducting comprehensive annual reviews of all of our incentive compensation plans, with an emphasis on risk-adjusted pay for performance, following the publication by the Federal Reserve in 2009 of its “Guidance on Sound Incentive Compensation Policies.” These reviews confirmed the soundness of the design of our incentive plans for the most part but did identify some areas for improvement. As a result, during the last few years, we made several changes to our incentive compensation plans, the most significant of which were:

Reduced Sensitivity to Short-Term Performance. We “de-leveraged” total compensation in select positions by increasing base pay and reducing short-term incentives.

Senior Management Differentiation. We created a focus to distinguish senior leaders’ responsibility for profitability and influence on risk-taking, rather than on new production.

Expanded Use of Plan Limits. We expanded our use of plan features to limit compensation that otherwise might be paid in inappropriate situations. These include the increased use of clawback and forfeiture provisions for incentive compensation plans, mandatory long-term deferrals, and limiting payouts to qualified production.

Additionally, we added process enhancements which included:

Monitoring and Validation. We compare what incentives were paid in recent years relative to our performance and risk-related metrics.

Integration of Risk and Finance Functions. Risk and Finance representatives partner with FIP developers in the ongoing planning, design and implementation of FIPs to incorporate risk measures.

30	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.

Kyle Prechtl Legg, Chair	Robert M. Beall, II	Paul R. Garcia

Donna S. Morea	David M. Ratcliffe	Frank P. Scruggs, Jr.

February 9, 2016

Equity Compensation Plans

The following table provides information as of December 31, 2015 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders[1]	5,218,258	[2]	$36.75	[3]	16,144,566	[4]
Equity Compensation Plans Not Approved by Shareholders	—		—		—
Total	5,218,258	[2]	$36.75	[3]	16,144,566	[4]

[1]

Consists of the 2000 Stock Plan, the 2004 Stock Plan, and the 2009 Stock Plan, as well as other plans assumed by SunTrust in connection with certain corporate mergers. Please refer to Note 15 to our financial statements in our annual reports for the year ended December 31, 2015 for a discussion of the material features of these plans

[2]	Of these, the number of outstanding full value shares (consisting of shares of restricted stock) is 1,334,075.

[3]	The weighted average remaining term of the outstanding options is 3.22 years.

[4]

Any shares of stock subject to an option which remain unissued after the cancellation, expiration or exchange of such option and any restricted shares which are forfeited again become available for use under the 2009 Stock Plan.

SunTrust Banks, Inc. - 2016 Proxy Statement	31

Executive Compensation

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus[1]	Stock[2,3] Awards	Option[2] Awards	Non- Equity Incentive Plan Comp.	Changes in4 Pension Value and Nonqualified Deferred Compensation Earnings	All[5] Other Comp.	Total
William H. Rogers, Jr.	2015	$925,000	—	$4,830,430	—	$2,053,500	$—	$100,477	$7,909,407
Chairman and	2014	$925,000	—	$4,819,423	—	$2,087,725	$1,237,299	$121,221	$9,190,668
Chief Executive Officer	2013	$900,000	—	$2,773,659	$811,592	$1,298,700	—	$159,651	$5,943,602
Aleem Gillani	2015	$600,000	—	$1,229,623	—	$793,800	$—	$97,241	$2,720,664
Corporate Executive V.P.	2014	$600,000	—	$1,226,814	—	$768,600	$13,335	$78,562	$2,687,311
and Chief Financial Officer	2013	$550,000	$81,150	$866,272	$253,476	$450,450	—	$87,648	$2,288,996
Mark A. Chancy	2015	$625,000	—	$1,736,966	—	$862,500	$—	$71,666	$3,296,132
Corporate Executive V.P. and	2014	$625,000	—	$1,925,503	—	$876,875	$307,251	$98,950	$3,833,579
Wholesale Banking Executive	2013	$600,000	—	$1,129,545	$330,515	$538,200	—	$91,902	$2,690,162
Thomas E. Freeman	2015	$600,000	—	$1,229,623	—	$718,200	$—	$67,106	$2,614,929
Corporate Executive V.P. and	2014	$600,000	—	$1,347,859	—	$768,600	$121,975	$79,723	$2,918,157
Consumer Banking & Private Wealth Mgmt. Executive	2013	$560,000	—	$1,019,709	$298,382	$458,640	—	$92,413	$2,429,144
Anil Cheriyan	2015	$500,000	—	$1,229,623	—	$598,500	—	$40,850	$2,368,973
Corporate Executive V.P.	2014	$500,000	—	$1,226,814	—	$640,500	—	$55,450	$2,422,764
and Chief Information Officer	2013	$500,000	$125,000	$866,272	$253,476	$409,500	—	$26,317	$2,180,565

[1]	For Mr. Gillani, reflects time-vested incentive cash awards granted prior to becoming an executive officer which vested in 2013. For Mr. Cheriyan, reflects hiring bonus paid in 2013.

[2]

We report all equity awards at the full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. Please refer to Note 15 to our financial statements in our annual reports for the years ended December 31, 2015, 2014, and 2013, respectively, for a discussion of the assumptions related to the calculation of such values.

[3]

For awards that are subject to performance conditions, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The maximum number of 2015 performance-based RSU (TSR/ROTCE) awards that may be earned multiplied by the per unit accounting value for the grant of $38.91, are as follows: Mr. Rogers—$4,993,009; Mr. Gillani—$1,271,034; Mr. Chancy—$1,795,424; Mr. Freeman—$1,271,034; and Mr. Cheriyan—$1,271,034.

[4]

The actual changes in pension values were negative in 2015, as follows: Mr. Rogers—$–155,621; Mr. Gillani—$–5,437; Mr. Chancy—$–68,578; Mr. Freeman—$–12,949. Primarily, this was due to increased discount rates and changes in actuarial crediting rates.

[5]

Total perquisites and other personal benefits for each NEO were less than $10,000 in 2015. The amount shown as “All Other Compensation” for 2015 includes the following: (a) 401(k) Company Match (includes our matching contributions to both the 401(k) Plan and the Deferred Compensation Plan) for Mr. Rogers—$93,637; Mr. Gillani—$92,621; Mr. Chancy—$65,032; Mr. Freeman—$62,486; and Mr. Cheriyan—$37,000; and (b) supplemental disability insurance premiums for Mr. Rogers—$6,840; Mr. Gillani—$4,620; Mr. Chancy—$6,634; Mr. Freeman—$4,620; and Mr. Cheriyan—$3,850.

32	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

2015 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes awards under the Annual Incentive Plan and performance-vested and time-vested restricted stock units awards granted under the SunTrust Banks, Inc. 2009 Stock Plan, all of which are discussed in greater detail in this Proxy Statement at “Compensation Discussion and Analysis.” Half of the vested net shares awarded under the RSUs are subject to an additional one-year holding period under the Share Ownership and Share Retention Requirements, which ensures longer-term alignment with shareholder risk. These awards are also subject to our recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks).”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units(#)	Grant Date Fair Value of Stock Award
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Rogers	AIP[1]	1/1/2015	—	1,711,250	2,566,875
	PPNR[2]	1/1/2015	—	171,125	256,688
	RSU[3]	2/10/2015				9,410	85,548	128,322		$3,328,673
	RSU[4]	2/10/2015							36,664	$1,501,757
Gillani	AIP[1]	1/1/2015	—	630,000	945,000
	PPNR[2]	1/1/2015	—	63,000	94,500
	RSU[3]	2/10/2015				2,395	21,777	32,666		$847,343
	RSU[4]	2/10/2015							9,333	$382,280
Chancy	AIP[1]	1/1/2015	—	718,750	1,078,125
	PPNR[2]	1/1/2015	—	71,875	107,813
	RSU[3]	2/10/2015				3,384	30,762	46,143		$1,196,949
	RSU[4]	2/10/2015							13,184	$540,017
Freeman	AIP[1]	1/1/2015	—	630,000	945,000
	PPNR[2]	1/1/2015	—	63,000	94,500
	RSU[3]	2/10/2015				2,395	21,777	32,666		$847,343
	RSU[4]	2/10/2015							9,333	$382,280
Cheriyan	AIP[1]	1/1/2015	—	525,000	787,500
	PPNR[2]	1/1/2015	—	52,500	78,750
	RSU[3]	2/10/2015				2,395	21,777	32,666		$847,343
	RSU[4]	2/10/2015							9,333	$382,280

[1]

Annual Incentive Plan. Represents award opportunity under the Annual Incentive Plan (AIP). Subject to minimum performance; refer to the Compensation Discussion and Analysis for additional information. Amounts actually earned for 2015 are reported in the Summary Compensation Table in the column, “Non-Equity Incentive Plan Compensation.”

[2]

PPNR Opportunity. Represents an additional opportunity under the Annual Incentive Plan (AIP). Minimum performance was not reached, so no payout was earned. The target amount of the PPNR is an additional 10% of the target AIP award, although the actual payout may range from 0% to 15% of the participant’s target AIP award depending on performance. For all participants eligible for the PPNR Opportunity, AIP funding is capped at 150% of target and, therefore, the PPNR Opportunity award is reduced to the extent plan funding otherwise would exceed 150%. Performance below the minimum results in no additional payment from the PPNR Opportunity. Mr. Freeman, who served as Chief Risk Officer until October 31, 2015, participated in the PPNR Opportunity on a pro rata basis in 2015. Refer to the Compensation Discussion and Analysis for additional information.

[3]

Performance-Vested RSUs-Relative TSR and ROTCE. Performance-vested restricted stock units granted under the SunTrust Banks, Inc. 2009 Stock Plan. The grant cliff-vests after three years (2015-2017; i.e. it does not vest at all until after three years) provided (1) an earnings-per-share hurdle is achieved, and then to the extent of (2) TSR performance relative to a peer group, and (3) ROTCE performance relative to pre-set goals. If our TSR is negative, then the award will be capped at the target amount. Awards will be denominated in and settled in shares of SunTrust common stock. Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of SunTrust common stock and paid if and when the underlying award vests.

[4]

Time-Vested RSUs. Time-vested restricted stock units granted under the SunTrust Banks, Inc. 2009 Stock Plan. Awards vest pro rata annually over three years (i.e. one-third each year). Awards will be denominated in and settled in shares of SunTrust common stock. Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of SunTrust common stock and paid if and when the underlying award vests.

SunTrust Banks, Inc. - 2016 Proxy Statement	33

Executive Compensation

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Vesting Date	Number of Shares of Stock That Have Not Vested	Market[1] Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares of Stock That Have Not Vested	Equity[1] Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested
William H. Rogers, Jr.	32,000		$71.03	2/14/2016
	35,000		$85.06	2/13/2017
	88,800		$64.58	2/12/2018
	100,000		$29.54	12/31/2018
	250,000		$9.06	2/10/2019
	84,439		$29.20	4/1/2021
	136,200		$21.67	2/14/2022
	73,415		$27.41	2/26/2023
					2/10/2016	12,222	$523,590
					2/14/2016	100,000	$4,284,000
					2/21/2016	13,449	$576,155
		36,706	$27.41	2/26/2023	2/26/2016	112,980	$4,840,063
					2/10/2017	12,221	$523,548
					2/21/2017	13,449	$576,155	94,145	$4,033,172
					2/10/2018	12,221	$523,548	85,548	$3,664,876
Aleem Gillani					2/10/2016	3,112	$133,318
					2/14/2016	75,000	$3,213,000
					2/21/2016	3,424	$146,684
		11,464	$27.41	2/26/2023	2/26/2016	35,286	$1,511,652
					2/10/2017	3,111	$133,275
					2/21/2017	3,423	$146,641	23,965	$1,026,661
					2/10/2018	3,110	$133,232	21,777	$932,927
Mark A. Chancy	45,000		$71.03	2/14/2016
	42,000		$85.06	2/13/2017
	115,000		$64.58	2/12/2018
	75,000		$29.54	12/31/2018
	125,000		$9.06	2/10/2019
	27,716		$29.20	4/1/2021
	55,400		$21.67	2/14/2022
	29,898		$27.41	2/26/2023
					2/10/2016	4,395	$188,282
					2/14/2016	90,000	$3,855,600
					2/21/2016	5,373	$230,179
		14,948	$27.41	2/26/2023	2/26/2016	46,010	$1,971,068
					2/10/2017	4,395	$188,282
					2/21/2017	5,373	$230,179	37,614	$1,611,384
					2/10/2018	4,394	$188,239	30,762	$1,317,844
Thomas E. Freeman	18,000		$71.03	2/14/2016
	20,000		$85.06	2/13/2017
	81,400		$64.58	2/12/2018
	250,000		$9.06	2/10/2019
	27,349		$29.20	4/1/2021
	44,400		$21.67	2/14/2022
	26,991		$27.41	2/26/2023
					2/10/2016	3,112	$133,318
					2/14/2016	75,000	$3,213,000
					2/21/2016	3,761	$161,121
		13,495	$27.41	2/26/2023	2/26/2016	41,536	$1,779,402
					2/10/2017	3,111	$133,275
					2/21/2017	3,761	$161,121	26,330	$1,127,977
					2/10/2018	3,110	$133,232	21,777	$932,927

34	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Vesting Date	Number of Shares of Stock That Have Not Vested	Market[1] Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares of Stock That Have Not Vested	Equity[1] Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested
Anil Cheriyan	74,075		$23.68	4/24/2022
	22,929		$27.41	2/26/2023
					2/10/2016	3,112	$133,318
					2/14/2016	62,500	$2,677,500
					2/21/2016	3,424	$146,684
		11,464	$27.41	2/26/2023	2/26/2016	35,286	$1,511,652
					2/10/2017	3,111	$133,275
					2/21/2017	3,423	$146,641	23,965	$1,026,661
					2/10/2018	3,110	$133,232	21,777	$932,927

[1]	Market value of unearned shares that have not vested is based on the closing market price on December 31, 2015 ($42.84 per share).

Option Exercises and Stock Vested in 2015

The following table provides information concerning exercises of stock options and the vesting of restricted stock and time and performance vested restricted stock units during the most recently completed year for each of the NEOs on an aggregate basis. Since we no longer grant restricted stock, the value realized on vesting was entirely attributable to the vesting of restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting	Value Realized on Vesting
William H. Rogers, Jr.	—	—	149,453	$5,092,324
Aleem Gillani	67,329	$448,737	47,706	$1,619,386
Mark A. Chancy	50,000	$293,905	60,746	$2,069,436
Thomas E. Freeman	25,276	$894,265	48,050	$1,633,518
Anil Cheriyan	—	—	25,257	$869,749

[1]	Calculated by multiplying (i) the excess of the market value at the time of exercise over the exercise price, times (ii) the number of shares for which the option was exercised.

SunTrust Banks, Inc. - 2016 Proxy Statement	35

Executive Compensation

2015 PENSION BENEFITS TABLE

SunTrust previously provided its employees with certain pension benefits. These benefits were frozen at the end of 2011. As a result, beginning on January 1, 2012, pension benefits do not increase to reflect salary increases or service after December 31, 2011. Service will continue to be recognized only for the purposes of vesting and eligibility requirements for early retirement, and unvested participants may continue to accumulate service towards vesting in their frozen benefits. The net present value of the frozen benefit changes slightly from year to year as a result of increased age and changed mortality assumptions, changed interest rates and, with respect to cash balance plans, interest credits.

Personal Pension Accounts. We amended pension benefits to provide for a cash-balance formula effective January 1, 2008 (the “Personal Pension Account”). Participants with at least 20 years’ of service elected either (i) to continue to accrue benefits under a traditional pension formula at a lower accrual rate, or (ii) to participate in a new cash balance personal pension account (PPA). The only NEO who met these criteria was Mr. Rogers. Participants with less than 20 years of service will receive their frozen accrued benefit under the traditional pension formula as of December 31, 2007 plus their account balance under the PPA. New participants after 2007 participated only in the PPA. On January 1, 2012, compensation credits under the PPAs ceased, although balances under the PPAs continue to accrue interest until benefits are distributed, and service will continue to be recognized for vesting and eligibility requirements for early retirement.

Policies on Age and Service Credit. Because our plans are frozen, age and service have less relevance. In the past, as a general rule, we did not grant extra years of service under our qualified or nonqualified plans, and we did not grant any NEO extra years of service under our qualified or nonqualified plans. Exceptions may have occurred, however, in the case of mergers and acquisitions. We generally credited employees of acquired institutions for their prior service with their predecessor employer for purposes of vesting and eligibility to participate in our plans. We did not, however, normally credit prior service for purposes of benefit accrual, especially for pension purposes and retiree health, except where a merged or acquired company maintained a plan substantially similar to a

SunTrust plan. In that case, we may have granted prior service credit with an offset of the other plan benefit or, otherwise, we may apportion service to each benefit formula under which the service is earned. In addition, our Supplemental Executive Retirement Plan (“SERP”), which normally has cliff vesting after attainment of age 60 with 10 years’ of service, provides automatic vesting (regardless of age or service) following a change of control and upon a participant’s termination of employment for good reason or our termination of the executive’s employment without cause following our change in control (double trigger).

Benefits Available Upon Early Retirement. Most of our pension plans provide for a reduced benefit upon early retirement (retirement prior to “normal retirement age”). Normal retirement age under the SunTrust Retirement Plan and the SunTrust ERISA Excess Plan is age 65 with at least five years of service. Normal retirement age under the SunTrust SERP is age 65 with at least ten years of service. These early retirement reductions apply to accrued benefits that were frozen as of December 31, 2007 in connection with the retirement plan changes and to those who are eligible to continue accruing benefits under the 1% base pay formula. Benefits under the SunTrust Retirement Plan, the SunTrust ERISA Excess Plan, and the SunTrust SERP are reduced 5% per year for each year prior to age 65 (unless hired by SunTrust prior to July 1, 1990, in which case the reduction applies only for retirement prior to age 60).

Form of Benefits. The normal form of benefit under the SunTrust Retirement Plan is a life annuity for an unmarried participant and a 50% joint and survivor annuity for a married participant, and a lump sum under the nonqualified plans, the SunTrust Banks, Inc. Restoration Plan, the SunTrust ERISA Excess Plan, and the SunTrust SERP. A participant may elect any optional payment forms including a 75% or 100% Joint and Survivor Annuity, and, with the spouse’s written consent, if applicable, a 10-year or 20-year certain and life annuity, and a social security adjustment option, provided that these comply with Section 409A. Payment of benefits accrued and vested after 2004 from the nonqualified retirement plans may be delayed for up to six months after a participant’s separation from service because of restrictions under Section 409A of the Internal Revenue Code.

36	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

Name	Plan Name	Status	Number of Years Credited Service	Present Value[1] of Accumulated Benefit	Payments During Last Fiscal Year
William H. Rogers, Jr.	SunTrust Retirement Plan[2]	vested	31.5	$1,123,283	—
	SunTrust ERISA Excess Plan[3]	vested	31.5	$1,019,541	—
	SunTrust SERP[4]	not vested	31.5	$5,406,204	—
Aleem Gillani	SunTrust Retirement Plan[2]	vested	4.7	$61,506	—
	SunTrust ERISA Excess Plan[3]	vested	4.7	$50,088	—
	SunTrust Restoration Plan[5]	not vested	4.7	$9,412	—
Mark A. Chancy	SunTrust Retirement Plan[2]	vested	10.5	$156,009	—
	SunTrust ERISA Excess Plan[3]	vested	10.5	$123,199	—
	SunTrust SERP[4]	not vested	10.5	$952,528	—
Thomas E. Freeman	SunTrust Retirement Plan[2]	vested	6.0	$118,146	—
	SunTrust ERISA Excess Plan[3]	vested	6.0	$102,642	—
	SunTrust SERP[4]	vested	6.0	$558,354	—
Anil Cheriyan	N/A	N/A	N/A	—	—

[1]

Present values are based on the assumptions as used in the financial disclosures for the year ended December 31, 2015, except that no pre-retirement death, termination, or disability is assumed. These results are based on the lump sum value of each benefit payable at the earliest unreduced retirement age for the Plan. Lump sum payments are estimated based on the assumptions used for year-end 2015 financial disclosures, including a discount rate of 4.24% for the SERP, ERISA Excess Plan, and SunTrust Restoration Plan, 4.46% for the Retirement Plan, and the RP-2014 HA/EE (adjusted to 2006, projected using MP-2015, unisex) mortality table.

Where applicable, PPA balances are included. PPA balances are accumulated with interest credits to the earliest unreduced retirement age and then discounted to December 31, 2015 based on the interest crediting rate and discount rate assumptions used for financial reporting purposes as of December 31, 2015.

Generally, benefits are assumed to commence at the plan’s earliest unreduced retirement age, or the current age if later. For the ERISA Excess Plan and SunTrust Retirement Plan, the earliest unreduced retirement age is either 65 (Messrs. Chancy, Freeman, and Gillani (Retirement only)) or 60 (Mr. Rogers). For the SERP (Messrs. Chancy, Freeman, and Rogers), the earliest unreduced retirement age is the same as that for the ERISA Excess Plan. For the Restoration Plan (Mr. Gillani), benefits first become payable at vesting, which occurs at age 60 and 10 years of service. For the ERISA Excess Plan, if the benefit is the PPA Balance only, the date first payable is age 55 (Mr. Gillani). The present value at the expected retirement age is discounted back to December 31, 2015 with interest only, using the discount rates mentioned above.

[2]

The SunTrust Retirement Plan is a defined benefit pension plan. It is a tax-qualified, broad-based plan generally available to almost all of our common law employees as of the date the plan was frozen. Benefits vest after three years’ service.

[3]

The purpose of the SunTrust ERISA Excess Plan is to provide benefits that would have been provided under the SunTrust Retirement Plan if the Internal Revenue Code did not place annual limits on compensation and benefits. Participation in this plan was limited to executives at certain grade levels who are designated as eligible by the Compensation Committee. The ERISA Excess Plan generally operates in the same manner as the SunTrust Retirement Plan and uses the same benefit formulas based on actual service and base salary (but limited under the ERISA Excess Plan to two times the annual compensation limit under the Internal Revenue Code, which is two times $245,000, resulting in a base salary limit of $490,000 for 2011, the last year of benefit accruals under the plan). Benefits vest after three years’ service.

[4]

The SunTrust Supplemental Executive Retirement Plan (SERP) was designed to provide a targeted level of post-retirement income to a highly select group of key executives who have a significant impact on our long-term growth and profitability. The SERP benefit supplements the retirement benefits provided under the SunTrust Retirement Plan and the ERISA Excess Plan. The SERP delivers more competitive levels of total retirement income to our executives and aids in the retention of critical executive talent. Benefits vest at age 60 plus 10 years’ service. As with the Retirement plan and the ERISA Excess Plan, benefits under the SERP were frozen January 1, 2012.

[5]

On December 31, 2010, the Company adopted the SunTrust Restoration Plan effective January 1, 2011. The SunTrust Restoration Plan is a nonqualified defined benefit cash balance plan designed to restore benefits to certain employees that are limited under provisions of the Internal Revenue Code which are not otherwise provided for under the ERISA Excess Plan. Participation in this plan was limited to executives at certain grade levels who are designated as eligible by the Compensation Committee. The benefit formula under the SunTrust Restoration Plan is the same as the PPA under the Retirement Plan. Benefits vest at age 60 plus 10 years’ service. As with the Retirement plan and the ERISA Excess Plan, benefits under the Restoration Plan were frozen January 1, 2012.

SunTrust Banks, Inc. - 2016 Proxy Statement	37

Executive Compensation

2015 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
William H. Rogers, Jr.	$55,500	$75,137	$52,579	—	$1,726,979
Aleem Gillani	$195,720	$74,121	$24,534	—	$1,770,220
Mark A. Chancy	$37,500	$46,532	$-10,614	—	$1,259,446
Thomas E. Freeman	$36,000	$43,986	$2,496	—	$1,043,599
Anil Cheriyan	$158,100	$18,500	$-5,900	—	$605,237

The table above provides information with respect to the SunTrust Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer up to 50% of their eligible salary plus overtime, shift differential, and vacation pay, and up to 90% of certain bonuses, including the AIP (but excluding most long-term incentives). A hypothetical account is established for each participant who elects to defer, and the participant selects investment fund options which generally are the same funds available to 401(k) plan participants. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The normal form of payment is a lump sum, payable in the first quarter of the year following a participant’s termination of employment. Installment distributions may be elected provided the participant complies with the election and timing rules of Section 409A. Hardship withdrawals are allowed for an extreme financial hardship, subject to the approval of the plan administrator.

Participant deferrals to the Deferred Compensation Plan are matched at the same rate as provided in the 401(k) plan. The matching contributions are made on eligible salary and bonus that exceed the federal limit of $265,000 in 2015. Participants will vest in the match after two years of service. Participants will also be eligible to receive a discretionary contribution following the end of each plan year, dependent on the prior year’s financial performance. We made such a discretionary contribution in the first quarter of 2015 equal to 1% of eligible employees’ earnings for 2014 in excess of the federal limit on compensation.

The Deferred Compensation Plan also has frozen account balances attributable to similar plans previously maintained by

SunTrust and predecessors. Amounts in frozen accounts and in matching accounts that are invested in phantom shares of our common stock may be moved to other funds. Benefits may be distributed to active employees only in the event of a hardship. Benefits are also distributable in the first quarter of the calendar year following retirement, death or other termination of employment.

The column “Executive Contributions in Last FY” reflects the aggregate amount of pay deferred to such plans by each NEO during 2015.

The column “Registrant Contributions in Last FY” reflects the Company’s aggregate contributions on behalf of each NEO during 2015. This amount generally is limited to our contributions related to participant salary and AIP deferrals to the Deferred Compensation Plan. We also make matching contributions to the 401(k) plan, but we do not include our contributions to it in this table since that plan is tax qualified. We include our matches for all plans in the “All Other Compensation” column of the Summary Compensation Table. Note that our contributions occasionally exceed the contributions of a particular executive in any given year due to the timing of matching and discretionary contributions.

The column “Aggregate Balance at Last FYE” reflects the total balance of all of the executive’s nonqualified account balances as of December 31, 2015. This number includes the following amounts that each NEO deferred which we also report in the Summary Compensation Table for 2015 or in any prior year: Mr. Rogers—$542,354; Mr. Gillani—$485,306; Mr. Chancy—$630,706; Mr. Freeman—$518,911; and Mr. Cheriyan—$348,567.

38	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

2015 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to an NEO at, following, or in connection with any termination of employment, including by resignation, retirement, death, disability or a constructive termination of an NEO, or a change in control or a change in an NEO’s responsibilities. Such amounts are estimates to be paid under hypothetical circumstances and under the terms of agreements now in existence. As required by the SEC, we have assumed that employment terminated on December 31, 2015, and that the price per share of our common stock is the closing market price as of that date, which was $42.84. Actual payments in such circumstances may differ for a variety of reasons. The amounts reported below do not include amounts to be provided to an NEO under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the table below does not include amounts reported in the pension benefits table, the deferred compensation table, or the outstanding equity awards at year-end table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.

Salary. None of our NEOs has an employment agreement which guarantees them employment for any period of time. Therefore, we would only make post-termination payments of salary or severance to an NEO under our Executive Severance Plan or pursuant to a grandfathered change in control (CIC) agreement.

Severance. Under the Executive Severance Plan, which we adopted in 2014, executives will receive severance upon (1) their involuntary termination of employment in connection with a reduction-in-force; job elimination; consolidation, merger or divestiture; or changes to the NEO’s existing position where it is no longer an “equivalent position”, or (2) a change in control, where the NEO’s employment is terminated without cause, or (3) the NEO resigns for good reason during the 2-year period following the change in control. Generally, NEOs other than the CEO will receive an amount equal to 1.5 times their base salary, and the CEO will receive an amount equal to 2 times his base salary, except that all NEOs will receive an amount equal to 2 times their base salary and target bonus and a pro-rated portion of the annual bonus earned in the year of termination upon a termination of employment in connection with a change in control.

One purpose of the Executive Severance Plan is to replace existing CIC agreements. However, those agreements were not immediately terminable. During a transition period, NEOs will continue to receive the benefit under the CIC agreement instead of the benefit under the Executive Severance Plan. Each named executive officer’s CIC agreement will terminate on the following dates:

NEO	CIC Termination Date
William H. Rogers, Jr.	August 5, 2016
Aleem Gillani	May 11, 2016
Mark Chancy	August 5, 2016
Thomas E. Freeman	August 8, 2016
Anil Cheriyan	April 12, 2016

Each CIC agreement with our NEOs has a so-called “double trigger,” meaning we would make payments only upon a change in control and only if we terminate an executive without “cause” or the executive resigns for “good reason.” We will pay an amount up to 2 times (3 times for certain officers) the sum of (1) the highest annual base salary for the previous 12 months, and (2) the greater of the target annual bonus to be paid under the AIP or the average AIP bonus paid to the executive over the preceding three years. We would pay such amount in a lump sum within 30 days following such a termination. In addition, upon such triggering event, all outstanding stock options would vest immediately and all restrictions on restricted stock would lapse. We will pay the executives’ pro rata AIP award as of the termination date based on the higher of target or the projected bonus based on the number of days completed during the performance period. We will also provide the executive with continuing coverage under our medical, dental and life insurance plans for 2 or 3 years following the change in control date. Finally, for NEOs with CIC agreements made prior to October 2010 (grandfathered participants), the CIC agreements require us to reimburse certain taxes if any of the foregoing benefits trigger the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code. CIC agreements made since October 2010 do not include such a provision. Instead, these agreements provide for a “best of net” treatment. This means that, in the event a payment to the executive in connection with termination of employment which would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the executive would receive the greater of a payment that is reduced to the extent necessary to avoid such excise tax or the “net after-tax benefit” which is what the payment would be if such reduction were not made and the executive paid the excise tax. All of such benefits are conditioned upon the executive providing us with a release of all claims and agreeing to non-competition, non-solicitation-of-customers and employees, non-disclosure, and non-disparagement restrictions for up to three years.

SunTrust Banks, Inc. - 2016 Proxy Statement	39

Executive Compensation

Accelerated Vesting of Short-Term Incentives. The AIP, which includes the PPNR Opportunity, has an annual performance measurement period which ends on the last day of our fiscal year. SEC regulations require us to assume that a change in control occurs on the last day of our most recently completed fiscal year. As a result, AIP would pay out based on the achievement of AIP goals for the completed year, and we would not enhance such payment regardless of the circumstances of the termination of the executive. Upon a change in control that occurred on a date other than the last day of our fiscal year, generally we would make only a pro rata payment to AIP participants for the partial year up to the date of a change in control.

Accelerated Vesting of Long-Term Incentives. We have provided long-term incentives to our NEOs through performance and time-vested restricted stock and stock options. Terms of accelerated vesting for various long-term grants upon various termination scenarios are described below. Long-term incentive awards made in certain years to retirement-eligible individuals may continue to vest after retirement, but remain subject to forfeiture during the normal vesting and/or performance period set forth in the award after retirement if the participant fails to perform non-competition, non-solicitation of customers and clients, non-disclosure, and non-disparagement covenants included within each award agreement.

Time Vested Stock Options, Restricted Stock, and Restricted Stock Units. Stock options and restricted stock grants generally vest annually pro rata (i.e. one third on each anniversary of the grant date), provided the executive has remained an active employee from the grant date through the vesting date. Unvested stock options and restricted stock grants vest in full upon an NEO’s termination of employment by reason of death or disability. Upon a change in control followed by termination of the executive’s employment by us “without cause” or by the executive for “good reason,” these grants normally would also vest in full. They also vest pro rata if we terminate the executive by a reduction-in-force prior to the vesting date. Upon retirement, the grants continue to vest into retirement and will be distributed on the specified dates as indicated in the grant agreements. Upon termination of employment under any other circumstances, the executive forfeits his unvested stock options and restricted stock, and even though he may be vested in his stock options, the executive forfeits any that are outstanding if he is terminated for cause. We calculated the value of options which vest pro rata upon termination by multiplying a prorated number of shares times the difference between the closing price of our common stock on December 31, 2015 of $42.84 and the exercise price of the options. Where the exercise price is greater than the closing price on the last day of the fiscal year, we disclose zero value. For restricted stock, we calculated the value by using our closing stock price on December 31, 2015 of $42.84.

Performance Vested Restricted Stock Units. Generally, following a change in control, performance vested restricted stock awards accelerate and will be paid immediately. The amount paid varies depending on performance up to the time of the change in control. A prorated amount will be paid for the portion of the award from the beginning of the performance cycle to the date of the change in control based on actual performance up to the date of the change in control, and a second prorated amount will be paid for the portion of the award from the change in control until the end of the performance period based on target performance. Similarly, unvested performance-vested restricted stock generally vests in full upon an NEO’s termination of employment by reason of death or disability based on actual performance through December 31, 2015.

Retirement Plans. Benefits under the Retirement Plan and ERISA Excess Plan vest after three years of service, and under the Restoration Plan and the SunTrust SERP at age 60 with ten years of service. Once vested, employees are entitled to pension benefits upon termination of employment. All of our NEOs are vested in their SunTrust Retirement Plan and ERISA Excess Plan benefits other than Mr. Cheriyan, who does not participate in these plans because he joined SunTrust after we froze those plans. The benefits under these plans are not enhanced upon any termination.

The only enhancement to retirement benefits occurs under the SERP for unvested participants in the event of a change in control. Messrs. Rogers and Chancy are not vested in their SERP benefits. We froze the SERP to new participants before Messrs. Gillani and Cheriyan were eligible to participate. Following a change in control, if we terminate without cause, an NEO who participates in the SERP and who is not already vested in the SERP (Messrs. Rogers and Chancy) would immediately vest in his SunTrust SERP.

In the event that an NEO becomes disabled on a long-term basis, his employment would not necessarily terminate. Therefore, we do not disclose any amount in the table below for the retirement plans. However, once disabled, the executive officer may continue to accrue service (vesting) credit under these plans, and we report the net present value of such enhancements as of the end of our most recently-completed year in the footnotes to the table below.

The SunTrust Retirement Plan, the SunTrust ERISA Excess Plan, the SunTrust SERP, and the SunTrust Restoration Plan were each amended effective January 1, 2012 to cease all future benefit accruals. As a result, the traditional pension benefit formulas (final average pay formula) do not reflect salary increases or service after December 31, 2011, and compensation credits under the Personal Pension Accounts (cash balance formula) ceased. However, interest credits under the Personal Pension Accounts continue to accrue until benefits are distributed and service will continue to be recognized for vesting and eligibility for early retirement.

40	SunTrust Banks, Inc. - 2016 Proxy Statement

Executive Compensation

2015 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Executive Benefits and Payments upon Termination	Voluntary		Involuntary Not for Cause		For Cause	Involuntary or Good Reason (CIC)	Death		Disability
William H. Rogers, Jr.
Severance	—		$1,850,000		—	$5,373,017	—		—
Long-Term Incentives	—	[1]	$4,929,228	[2]	—	$22,766,996	$24,191,005	[3]	$23,692,871	[3]
Retirement Plans [4]	—		—		—	$6,023,226	—		—	[5]
Other Benefits [6]	—		—		—	$17,076,953	—		—
Aleem Gillani
Severance	—		$900,000		—	$2,460,000	—		—
Long-Term Incentives	—		$1,285,760	[2]	—	$8,400,485	$8,762,170	[3]	$8,606,588	[3]
Retirement Plans [4]	—		—		—	—	—		—	[5]
Other Benefits [6]	—		—		—	$5,994,647	—		—
Mark A. Chancy
Severance	—		$937,500		—	$4,042,475	—		—
Long-Term Incentives	—		$1,938,755	[2]	—	$11,182,793	$11,710,447	[3]	$11,507,590	[3]
Retirement Plans [4]	—		—		—	$1,226,051	—		—	[5]
Other Benefits [6]	—		—		—	$8,721,160	—		—
Thomas E. Freeman
Severance	—		$900,000		—	$2,460,000	—		—
Long-Term Incentives	—	[1]	$1,403,943	[2]	—	$8,897,324	$9,269,641	[3]	$9,086,505	[3]
Retirement Plans [4]	—		—		—	$233,539	—		—	[5]
Other Benefits [6]	—		—		—	$5,775,595	—		—
Anil Cheriyan
Severance	—		$750,000		—	$2,050,000	—		—
Long-Term Incentives	—		$1,285,760	[2]	—	$7,827,371	$8,189,057	[3]	$8,033,475	[3]
Retirement Plans [4]	—		—		—	—	—		—
Other Benefits [6]	—		—		—	$45,879	—		—

[1]

Messrs. Rogers and Freeman were retirement eligible on December 31, 2015. If they had retired on such date, their outstanding awards would not have automatically vested. Therefore, we report zero value in the table above. However, their awards will vest in the future if they perform certain non-competition, nondisclosure, and non-disparagement covenants following their retirement through the end of the respective vesting periods. The values of such awards at December 31, 2015 were $25,404,492 and $10,370,334, respectively, assuming eventual payout of performance awards based on the maximum performance level.

[2]	Reflects vesting of outstanding awards pro rata through the date of termination.

[3]

Stock options and restricted stock vest in full upon an NEO’s termination of employment by reason of death or disability. Similarly, performance vested restricted stock generally vests upon an NEO’s termination of employment by reason of death or disability based on actual performance through December 31, 2015.

[4]

Except where indicated, the NEOs would not receive any enhanced payments under the retirement plans as a result of the termination trigger. We disclose the amounts related to the retirement plans and the plans in which each NEO participates in the Pension Benefits and the Nonqualified Deferred Compensation Tables and accompanying narratives and notes.

[5]

Had any of our NEOs become disabled on December 31, 2015 they would not have been eligible for a benefit to commence immediately. However, they may maintain disability leave employment and could eventually vest into any unvested benefits shown in the 2015 Pension Benefits Table.

[6]	Other Benefits includes disability payments, benefit continuation payments and/or tax gross-ups under grandfathered CIC agreements, if applicable.

SunTrust Banks, Inc. - 2016 Proxy Statement	41

Advisory Vote on Executive Compensation (Item 2)

Advisory Vote on Executive Compensation (Item 2)

RESOLVED, that the holders of common stock of SunTrust Banks, Inc. approve the compensation paid to the Company’s named executive officers as described in the Compensation Discussion and Analysis (beginning on page 17 of this Proxy Statement), the Summary Compensation Table (on page 32 of this Proxy Statement), and in the other executive compensation tables and related narrative disclosure (which appear at pages 31-41 of this Proxy Statement).

We believe that our compensation policies and procedures are competitive and, to the extent permitted by banking regulations, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The resolution described above, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.

We encourage you to closely review our Compensation Discussion and Analysis and the tabular and narrative disclosure which follows it. We organized the Compensation Discussion and Analysis to discuss each element of compensation, beginning with direct compensation (base salary, short-term incentives, and long-term incentives) and ending with indirect, long-term compensation (retirement benefits). In that section, we also discuss our policies and other factors, such as financial and regulatory constraints, which affect our decisions or those of our Compensation Committee.

In many cases, we are required to disclose in the executive compensation tables accounting or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.

We believe our NEO compensation is aligned with shareholders because:

•	We pay at the median of peer practice. We benchmark total direct compensation as well as each component of total direct compensation.

•	We attempt to tie compensation to performance. In 2015,

•	88% and 78% of CEO and NEO target total direct compensation was at risk, and

•	68% and 62% of CEO and NEO target total direct compensation was performance-based.

Refer to our discussion of “Pay for Performance” on pages 19-20.

•

We generally use objective criteria and attempt to use performance metrics which relate to our business priorities. For example, the efficiency ratio, ROA (Return on Average Assets), and ROTCE (Return on Tangible Common Equity) have been included in both our AIP (Annual Incentive Plan) and LTI (Long-Term Incentive Plan) in recent years. In addition, we include relative TSR (Total Shareholder Return) as a key metric in our LTI, which aligns management compensation to shareholder returns. SunTrust has outperformed the median of its peer group in total shareholder return for the one, two, three, and four years ended December 31, 2015.

Your vote is advisory and will not be binding upon our Board. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements, and our current intention is to provide such an advisory vote annually. This advisory vote is provided pursuant to the Securities Exchange Act of 1934.

The Board of Directors recommends that the shareholders vote FOR the approval of the compensation of the Named Executive Officers.

42	SunTrust Banks, Inc. - 2016 Proxy Statement

Advisory Vote on Executive Compensation (Item 2)

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2015 and 2014 respectively and fees billed for other services it rendered during those periods.

Year Ended December 31 (in millions)	2015	percent of total	2014	percent of total
Audit Fees[1]	$8.74	76.5%	$8.10	63.2%
Audit Related Fees[2]	$1.81	15.9%	$2.51	19.6%
Tax Fees[3]	$0.22	1.9%	$0.40	3.1%
All Other Fees[4]	$0.66	5.8%	$1.80	14.1%
Total	$11.43	100.0%	$12.82	100.0%

[1]

Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements, review of periodic reports and other documents filed with the SEC, including the quarterly financial statements included in Forms 10-Q, statutory audits or financial audits of subsidiaries, and services that are normally provided in connection with statutory or regulatory filings or engagements.

[2]

Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, service organization control reports, audits of our benefit plans, audits of certain investment funds advised by SunTrust subsidiaries, and accounting consultations regarding the application of GAAP.

[3]	Tax Fees consist of the aggregate fees billed for professional services rendered by the auditor for tax compliance and return assistance (IRS, state and local), tax advice and tax planning.

[4]	All Other Fees consists of costs related to annual cash management surveys and advisory services related to regulatory reporting, business process improvement, and data governance.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Ernst  & Young LLP.

Audit Committee Policy for Pre-approval of Independent Auditor Services

The Audit Committee of the Board of Directors is required to pre-approve all audit and non-audit services provided by our independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee.

SunTrust Banks, Inc. - 2016 Proxy Statement	43

Ratification of Independent Auditor (Item 3)

Ratification of Independent Auditor (Item 3)

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent, external auditor of our financial statements. The independent, external auditor is appointed annually. The decision of the Audit Committee is based on a review of the qualifications, independence, past performance and quality controls of the external auditor. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with our internal audit, and the estimated audit fees for the coming year.

The Audit Committee has appointed Ernst & Young LLP as our independent, external auditor for the current year, which ends December 31, 2016, subject to ratification by a majority of the shares represented at the Annual Meeting. Management considers Ernst & Young LLP to be well qualified, and the Audit Committee believes that the continued retention of Ernst & Young LLP to serve as our independent, external auditor to be in the best interests of the Company and its shareholders. In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Ernst & Young LLP, it is contemplated that the appointment of Ernst & Young LLP will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select other auditors for the following year.

Ernst & Young LLP has been appointed continuously since 2007. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent, external audit firm. The Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner and is responsible for the negotiation of audit fees payable to Ernst & Young LLP.

Representatives of Ernst & Young LLP (our independent, external auditor for the current year as well as for the most recently completed year) are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as our independent, external auditor.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015 with management and with Ernst & Young LLP, the independent auditor for the year ended December 31, 2015. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The discussions with Ernst & Young LLP also included the matters required by Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence. The Audit Committee discussed the independence of Ernst & Young LLP with Ernst & Young LLP.

Based on the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP and the Audit Committee’s discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2015 be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of SunTrust’s Board of Directors.

Thomas R. Watjen, Chairman	Robert M. Beall, II	Dallas S. Clement

Kyle Prechtl Legg	William A. Linnenbringer	Phail Wynn, Jr.

February 23, 2016

44	SunTrust Banks, Inc. - 2016 Proxy Statement

Ratification of Independent Auditor (Item 3)

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT, AND PRINCIPAL SHAREHOLDERS

The following table sets forth the number and the percentage of shares of our common stock that were beneficially owned as of December 31, 2015 by (i) the executive officers named in the 2015 Summary Compensation Table, (ii) all current directors and persons nominated to become directors, (iii) all current directors and executive officers as a group, and (iv) all persons known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of our common stock. Also, as of December 31, 2015, none of our directors or executive officers beneficially owned any shares of our preferred stock. Except as otherwise indicated, each director or executive officer possessed sole voting and investment power with respect to all shares set forth opposite his or her name. None of our executive officers or directors have pledged any of their shares.

Name	Common Stock	Options[1] Exercisable Within 60 Days	Total Beneficial Ownership	Percent[2] of Class	Additional[3] Ownership
Robert M. Beall, II	32,049	—	32,049	*	—
Mark A. Chancy[4]	88,095	529,962	618,057	*	26,290
Anil Cheriyan	30,913	108,923	139,836	*	16,181
Dallas S. Clement[5]	—	—	—	*	—
Paul R. Garcia	2,916	—	2,916	*	—
Thomas E. Freeman[4]	54,772	481,635	536,407	*	18,375
Aleem Gillani[4,6]	174,928	11,464	186,392	*	17,217
David H. Hughes[7]	86,289	—	86,289	*	—
M. Douglas Ivester	100,000	—	100,000	*	81,970
Kyle Prechtl Legg	25,213	—	25,213	*	—
William A. Linnenbringer	34,310	—	34,310	*	—
Donna S. Morea	15,285	—	15,285	*	—
David M. Ratcliffe	21,271	—	21,271	*	31,903
William H. Rogers, Jr.[4]	223,562	836,560	1,060,122	*	83,160
Frank P. Scruggs, Jr.	7,301	—	7,301	*	3,992
Bruce L. Tanner[5]	—	—	—	*	—
Thomas R. Watjen	20,849	—	20,849	*	—
Phail Wynn, Jr.	17,611	—	17,611	*	23,158
All Directors, Nominees, and Executive
Officers as a Group (23 persons)	1,052,264	2,351,007	3,403,271	*	349,430
Principal Shareholders
BlackRock, Inc.[8]	56,801,637	—	56,801,637	11.07%	—
Capital World Investors[8]	28,203,987	—	28,203,987	5.50%	—
FMR LLC[8]	30,723,778	—	30,723,778	5.99%	—
State Street Corporation[8]	25,606,589	—	25,606,589	4.99%	—
The Vanguard Group[8]	28,831,652	—	28,831,652	5.62%	—

[1]	Pursuant to SEC Rule 13d-3, persons are deemed to beneficially own shares that are the subject of stock options or stock equivalents exercisable within 60 days.

[2]

Based on 510,543,343 shares of our common stock outstanding on December 31, 2015, plus 2,351,007 shares that are the subject of stock options exercisable within 60 days following such date or phantom stock in accordance with SEC Rule 13d-3. * indicates less than 1% of the outstanding shares of our common stock.

[3]

Represents certain phantom stock not deemed equivalent to common stock under SEC Rule 13d-3. A number of our directors and executive officers have either received awards or deferred the receipt of fees or salary payable to them, with their ultimate payout determined as if such awards or deferred pay had been invested in shares of SunTrust common stock. Amounts reported include phantom shares credited under the SunTrust Deferred Compensation Plan, the SunTrust Directors Deferred Compensation Plan, and restricted stock units granted under the SunTrust 2004 Stock Plan and the SunTrust 2009 Stock Plan.

[4]	Includes shares held for the benefit of the NEO under SunTrust’s 401(k) Plan: Mr. Chancy—1,321; Mr. Cheriyan—105; Mr. Freeman—654; Mr. Gillani—7,144; and Mr. Rogers—8,113.

[5]	Messrs. Clement and Tanner joined our Board of Directors on December 17, 2015.

[6]	Includes 1,500 shares held in custodial accounts for a family member, for whom Mr. Gillani disclaims beneficial ownership.

[7]

Includes 16,799 shares owned by Mr. Hughes’ spouse, who has sole voting and investment power over such shares and for which Mr. Hughes disclaims beneficial ownership, and 800 shares owned by trusts, over which he has shared voting power.

[8]

Based solely upon our review of a Schedule 13D or 13G filed by the shareholder which provides information as of December 31, 2015. BlackRock, Inc., 55 E. 52nd St., New York, NY 10055; Capital World Investors, 333 South Hope Street Los Angeles, CA 90071; FMR LLC, 245 Summer Street, Boston, Massachusetts 02210; State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, MA 02111; and The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.

SunTrust Banks, Inc. - 2016 Proxy Statement	45

Other Information

Other Information

Webcast of Annual Meeting

We are pleased to offer an audio webcast of the 2016 Annual Meeting. If you choose to listen to the webcast, go to the Investor Relations website at investors.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast beginning the afternoon of April 26, 2016 and available until April 27, 2017. The webcast will only allow you to listen to the meeting. Please note that you will not be able to vote your shares or otherwise participate in the meeting via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described below prior to the meeting.

Record Date and Shares Outstanding

Each common shareholder of record at the close of business on February 17, 2016 — the record date — is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of SunTrust common stock entitles the holder to one vote on any matter coming before a meeting of our shareholders. Our Perpetual Preferred Stock, Series A, B, E, and F, generally are not entitled to vote. On February 17, 2016, the record date for the Annual Meeting, there were 506,301,747 shares of SunTrust common stock outstanding.

Voting Your Shares

Whether or not you plan to attend the Annual Meeting, please vote your shares: (1) via the internet, (2) via a toll-free telephone call, or (3) if you received a paper copy of this proxy statement, by completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided. You can simplify your voting and reduce our costs by voting your shares via the internet or telephone. We have designed the internet and telephone voting procedures to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. If you hold your shares in the name of a bank or broker, the availability of telephone and internet voting will depend on the voting processes of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form you receive from your bank or broker. If you do not choose to vote by the internet or telephone, and you received a paper copy of this proxy statement, please complete, date, sign and return the proxy card.

You may revoke your proxy at any time by notice to the Corporate Secretary of SunTrust, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If you return your proxy and do not specify how you would like your shares voted, then the proxies for the proposals described below will be voted as recommended by the Board of Directors.

Quorum and Voting

Quorum. The presence, either in person or by proxy, of a majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. Abstentions and broker non-votes will be counted as “shares present” in determining whether a quorum exists at the Annual Meeting.

Vote Required. If a quorum is present, in order to be elected each nominee for election as director must receive more votes cast for such nominee’s election than against such nominee’s election (Item 1). If a quorum is present, all other matters shall be approved if the votes cast favoring the action exceed the votes cast opposing the action.

Broker Non-Votes. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and the nominee does not have discretionary voting power with respect to that item. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials have been forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. Under New York Stock Exchange rules, brokers or other nominees may not vote your shares on certain matters unless they receive instructions from you. Brokers or other nominees who are New York Stock Exchange members are expected to have discretionary voting power only for Item 3, the ratification of Ernst & Young LLP as our independent auditor, but not any other items. As a result, if you do not provide specific voting instructions to your record holder, New York Stock Exchange rules will allow the record holder to vote only on Item 3, and not on Items 1 and 2. Accordingly, it is important that you provide voting instructions to your broker or other nominee so that your shares may be voted.

Effect of Abstentions and Broker Non-Votes. If your shares are treated as a broker non-vote or abstention, your shares will be counted in the number of shares represented for purposes of determining whether a quorum is present. However, broker non-votes and abstentions will not be included in vote totals (neither for nor against) and therefore will not affect the outcome of the vote.

46	SunTrust Banks, Inc. - 2016 Proxy Statement

Other Information

Shareholder Proposals for Next Year’s Meeting

Proxy Statement Proposals. Under SEC Rules, shareholders wishing to submit proposals for inclusion in the proxy statement for next annual meeting of shareholders must submit such proposals no later than the close of business on November 14, 2016. Proposals should be addressed to SunTrust Banks, Inc., Post Office Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary.

Other Proposals and Nominations. Our bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders. These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under SEC rules.

Under our bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary no later than the close of business on November 14, 2016 and not before October 15, 2016. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in our stock transfer records), and the class and number of our shares beneficially owned by the shareholder. In addition, the proponent should provide a complete description of any material economic or other interest of the proponent and of their affiliates and associates in order to satisfy the requirements of our Bylaws and to allow us to satisfy the requirements of SEC Regulation 14A. In addition, nominations should include the information required by our bylaws and summarized in the section, “Shareholder Recommendations and Nominations for Election to the Board.” Proposals should be addressed to SunTrust Banks, Inc., Post Office Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary. A proxy granted by a shareholder will give discretionary authority to the named proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable SEC rules. Our bylaws are available on our Investor Relations website, investors.suntrust.com, under the heading “Governance.”

Attending the Meeting and Other Matters

Only persons who can demonstrate that they were shareholders of record on the record date (February 17, 2016) or their proxies may attend and participate in the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you must obtain and bring to the Annual Meeting a proxy or other evidence of ownership from your broker or nominee giving you the right to vote such shares. If you are a shareholder of record and received your proxy materials (or notice of internet availability of proxy materials) by mail, your admission ticket is attached to your proxy card (or notice of internet availability of proxy materials). If you received your proxy materials by e-mail and voted your shares electronically via the internet, you can print an admission ticket after you have voted by clicking on the link provided. If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You also may bring your brokerage statement reflecting your ownership of common stock as of February 17, 2016 with you to the meeting. Large bags, cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting, and individuals not complying with this request are subject to dismissal from the Annual Meeting. In the event of an adjournment, postponement or emergency that changes the time, date or location of the Annual Meeting, we will make an announcement, issue a press release or post information on our Investor Relations website, investors.suntrust.com under the heading “Governance,” to notify shareholders. If any other item or proposal may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the meeting, then the proxies will be voted in accordance with the discretion of the proxy holders.

Householding

As permitted by applicable law, we may deliver only one copy of this Proxy Statement, our Annual Report, or our notice of internet availability of proxy materials to shareholders residing at the same address unless the shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. This is known as “householding.” We do this to reduce costs and preserve resources. Upon oral or written request, we will promptly deliver a separate copy to any shareholder residing at an address to which only one copy was mailed. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a shareholder of record with respect to those shares. Shareholders of record residing at the same address that receive multiple copies of the Proxy Statement may contact our transfer agent, Computershare, to request that only a single copy of the Proxy Statement be mailed in the future. Contact Computershare by phone at (866) 299-4214 or by mail at 211 Quality Circle, Suite 210, College Station, TX 77845. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares. Beneficial owners should contact their broker or bank.

SunTrust Banks, Inc. - 2016 Proxy Statement	47

Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 26, 2016.
Vote by Internet
• Go to www.investorvote.com/STI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

The Board recommends voting FOR all nominees:													+
1.	Proposal to elect as Directors to serve until the Annual Meeting of Shareholders in 2017.

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Dallas S. Clement	☐	☐	☐	05 - Donna S. Morea	☐	☐	☐	09 - Bruce L. Tanner	☐	☐	☐

	02 - Paul R. Garcia	☐	☐	☐	06 - David M. Ratcliffe	☐	☐	☐	10 - Thomas R. Watjen	☐	☐	☐

	03 - M. Douglas Ivester	☐	☐	☐	07 - William H. Rogers, Jr.	☐	☐	☐	11 - Dr. Phail Wynn, Jr.	☐	☐	☐

	04 - Kyle Prechtl Legg	☐	☐	☐	08 - Frank P. Scruggs, Jr.	☐	☐	☐
The Board recommends voting FOR proposals 2 and 3.

		For	Against	Abstain

2.	To approve, on an advisory basis, the Company’s executive compensation.	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as our independent auditor for 2016.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

2016 Annual Meeting Admission Ticket

SUNTRUST BANKS, INC. SHAREHOLDERS

April 26, 2016 at 9:30 a.m. Local Time

Suite 105 on the Atrium level of SunTrust Plaza Garden Offices

303 Peachtree Center Avenue

Atlanta, Georgia

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — SUNTRUST BANKS, INC.

Annual Meeting of Shareholders to be held April 26, 2016.

This Proxy is Solicited by the Board of Directors.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 14, 2016 and a copy of the SunTrust Banks, Inc. 2015 Annual Report, hereby appoints Raymond D. Fortin and Aleem Gillani, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of the Common Stock of SunTrust Banks, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 26, 2016, at 9:30 a.m. local time, in Suite 105 on the Atrium level of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, and at any adjournments thereof, upon the matters described on the reverse hereof and in the accompanying Proxy Statement dated March 14, 2016, and upon any other business that may properly come before such Annual Meeting or any adjournments thereof, unless otherwise specified herein.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THEN PROXIES WILL HAVE AUTHORITY TO VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSAL 2 AND 3. The proxies cannot vote your shares unless you sign and return this card.

NOTICE TO PARTICIPANT IN THE SUNTRUST BANKS, INC. 401(K) PLAN:

This card also constitutes voting instructions for participants in the SunTrust Banks, Inc. 401(k) Plan (the “Plan”). A participant who signs on the reverse side hereby instructs the trustee of the Plan to vote all of the shares of common stock of the Company allocated to the participant’s account in accordance with the instructions on the reverse side. If no instructions have been received from a Plan participant, then the trustee will not vote the shares allocated in the account. Your voting instructions must be received by 1:00 a.m. Eastern Time on Friday, April 22, 2016 to allow sufficient time for processing.

(Continued on the other side)

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and sign below.

IMPORTANT: Please date and sign this Proxy exactly as your name or names appears hereon; if shares are held jointly, all joint owners must sign. An executor, administrator, trustee, guardian, or other person signing in a representative capacity must give his or her full title. A corporation must sign in full corporate name by its president or other authorized officer. A partnership must sign in partnership name by an authorized person. The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 14, 2016 and the SunTrust Banks, Inc. 2015 Annual Report.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet
• Go to www.investorvote.com/STI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

SunTrust Banks, Inc. Annual Meeting of Shareholders to be held on April 26, 2016

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting of shareholders are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.investorvote.com/STI.
Step 2: Click on the icon on the right to view current meeting materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 15, 2016 to facilitate timely delivery.

029PAC

The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Suite 105 on the Atrium level of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, on Tuesday, April 26, 2016, at 9:30 a.m. local time, for the following purposes:

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3:

1.	To elect 11 directors nominated by the Board of Directors to serve until the next annual meeting of shareholders and until their respective successors have been elected.

2.	To approve, on an advisory basis, the Company’s executive compensation.

3.	To ratify the appointment of Ernst & Young LLP as our independent auditor for 2016.

THIS IS NOT A PROXY CARD. To vote your shares on a proxy card, you must request that a paper copy of the proxy materials be mailed to you by following the instructions at the bottom of this page. If you wish to attend and vote at the meeting, please bring this notice and identification with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet by following the instructions below. If you request an email copy of current materials, you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g	Internet – Go to www.investorvote.com/STI. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g	Email – Send email to investorvote@computershare.com with “Proxy Materials SunTrust Banks, Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 15, 2016.

029PAC